Exhibit 99.1

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE

- - - - - - - - - - - - - - - - - - - - - - - - - -x
                                                   : Chapter 11
In re:                                             :
                                                   :
DIAMOND BRANDS OPERATING                           : Case No. 01-1825 (RJN)
  CORP., et al.,                                   :
                                                   :
                           Debtors.                : Jointly Administered :
- - - - - - - - - - - - - - - - - - - - - - - - - -x

              DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF
        REORGANIZATION OF DIAMOND BRANDS OPERATING CORP. AND ITS DEBTOR
           AFFILIATES PROPOSED BY THE DEBTORS AND JARDEN CORPORATION
           ---------------------------------------------------------












Timothy R. Pohl                              Gregg M. Galardi (I.D. No. 2991)
Rena M. Samole                               Patricia A. Widdoss (I.D. No. 3786)
SKADDEN, ARPS, SLATE,                        SKADDEN, ARPS, SLATE
MEAGHER & FLOM (ILLINOIS)                    MEAGHER & FLOM, LLP
333 West Wacker Drive                        One Rodney Square, P.O. Box 636
Chicago, Illinois 60606                           Wilmington, Delaware 19899
Tel: (312) 407-0700                          Tel: (302) 651-3000
Fax: (312) 407-0411                          Fax: (302) 651-3001

              Attorneys for the Debtors and Debtors-in Possession






Dated as of :     Wilmington, Delaware
                  December 13, 2002

                                  DISCLAIMER

         THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION (THE "PLAN") OF DIAMOND BRANDS OPERATING CORP. AND ITS DEBTOR AFFILIATES PROPOSED BY THE DEBTORS AND JARDEN CORPORATION AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

         ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH
SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF DIAMOND BRANDS OPERATING CORP. OR ANY OF THE DEBTOR AFFILIATES IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

         AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL THEY BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, DIAMOND BRANDS OPERATING CORP. OR ANY OF THE DEBTOR AFFILIATES IN THESE CASES.

               OVERVIEW OF THE CHAPTER 11 CASES AND THE DEBTORS

         This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Joint Plan of Reorganization of Diamond Brand Operating Corp. and Its Debtor Affiliates Proposed by the Debtors and Jarden Corporation (the "Plan Proponents"), dated as of November 27, 2002 (the "Plan").

         The following introduction and summary (the "Overview") is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan. A copy of the Plan is annexed hereto as Appendix A.

A.        Business Overview

                  Diamond Brands Operating Corp. ("DBOC"), its parent holding company, Diamond Brands Incorporated ("DBI") and its direct subsidiaries, Forster, Inc. ("Forster") and Diamond Brands Kansas, Inc. ("DBK," and, collectively, with DBOC, DBI And Forster, the "Debtors," the "Company," or "Diamond Brands") are a leading manufacturer and marketer of consumer products, consisting primarily of wooden matches, toothpicks, clothespins, wooden crafts, and plastic cutlery. The Debtors' products are marketed primarily under the nationally recognized Diamond and Forster brand names, which have been in existence since 1881 and 1887 respectively. The Debtors believe they have the leading domestic retail market share in the wooden match, plastic cutlery, toothpick, clothespin and wooden craft product categories.

                  The Debtors believe their leading market shares has been achieved by: (1) capitalizing on the Debtors's strong brand name recognition, high quality products and category management strategy to secure and maintain retail shelf space; (ii) expanding their product offerings through strategic acquisitions, including the acquisition of Forster in 1995; (iii) achieving cost savings through the integration of the Forster businesses, including headcount reductions and facilities consolidations; and (iv) focusing on reducing manufacturing costs. The Debtors' products are sold in substantially all major grocery stores, drug stores, and mass merchandisers in the United States, as well as to institutional and other customers, such as food service and food processing companies and redistributors, through a nationwide sales network consisting primarily of independent broker organizations and directly to selected mass merchandisers, including Wal-Mart.

                  The Debtors produce their products at three manufacturing facilities located in Cloquet, Minnesota, East Wilton, Maine, and Strong, Maine. The Debtors believe that they are the sole manufacturer of wooden matches in the United States and hold the leading domestic retail market share in the wooden match category. The Debtors also believe that they are the largest domestic manufacturer of toothpicks and clothespins.

                  As discussed more fully herein, the Debtors' prepetition liabilities arose primarily from a 1998 recapitalization of the Company (the "Recapitalization"). In connection with the Recapitalization, the Debtors undertook a number of capital improvements and other restructuring events that were expected to lead to increased revenue, which would, in turn, be used to fund the increased operating expenses created by the capital expenditures and to service the debt incurred in connection with the Recapitalization. However, increased operational costs due to higher raw material costs and lower volume left the Debtors unable to generate the anticipated operating revenue necessary to meet their numerous debt payment obligations. As a result, the Debtors' balance sheet was significantly over-leveraged relative to their existing operations, requiring a financial restructuring. Accordingly, on May, 22, 2001, the Debtors commenced cases under chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Cases").

B.       Summary of the Debtors' Existing Capital Structure

               As of the Petition Date, the principal components of the Debtors' capital structure were as follows:

                  1. DBOC was party to a Credit Agreement dated as of April 21, 1998 (the "Prepetition Credit Agreement") with the lenders signatory thereto (the "Prepetition Lenders"), under which approximately $84 million was outstanding (the "Prepetition Secured Bank Debt") as of the Petition Date. The Prepetition Secured Bank Debt was guaranteed by DBI and secured by liens on substantially all of the Debtors' assets. Wells Fargo, NA ("Wells Fargo") was the administrative agent under the Prepetition Credit Agreement. Approximately 40% of the Prepetition Secured Bank Debt was held by affiliates of Black Diamond Capital Management ("Black Diamond").

                  2. DBOC was the issuer of the 101/8% Senior Subordinated Notes due 2008 (the "DBOC Notes"), which are unsecured and are not guaranteed by DBI. Approximately $106 million was outstanding as of the Petition Date under the DBOC Notes (which includes outstanding principal plus interest accrued but unpaid through the Petition Date).

                  3. DBI was the issuer of the 127/8% Senior Discount Debentures due 2009 (the "DBI Notes"), which are unsecured and are not guaranteed by DBOC. The DBI Notes are zero-coupon notes. Approximately $31 million had accreted and was outstanding under the DBI Notes as of the Petition Date.

                  4. DBI was the issuer of two 127/8% Convertible Notes due 2009 (the"DBI Convertible Notes"), which are unsecured and are not guaranteed by DBOC. Approximately $10.6 million in the aggregate was outstanding as of the Petition Date under the DBI Convertible Notes (which includes outstanding principal plus interest accrued but unpaid through the Petition Date).

                  5. As of the Petition Date, DBOC and its subsidiaries had various unsecured trade debt obligations outstanding. As of the date hereof, the Debtors estimate that outstanding prepetition trade debt obligations aggregate less than $700,000.

                  6. The Debtors are party to a swap agreement entered into prepetition with Wells Fargo (the "Wells Fargo Swap Agreement"). Estimated liabilities under the Wells Fargo Swap Agreement are $1.3 million as of November 2002. There is a dispute between Wells Fargo and the Creditors' Committee as to whether DBOC or DBI is the Debtor party to the Wells Fargo Swap Agreement, and thus whether the Debtors' obligations under the Wells Fargo Swap Agreement are secured by the assets of DBOC. Wells Fargo asserts that such obligations are fully secured. See Section V.G.

                  At the commencement of the Chapter 11 Cases, to ensure that the Debtors would have sufficient liquidity to operate their businesses in Chapter 11, the Debtors entered into negotiations with the Prepetition Lenders for a debtor in possession credit facility and for the consent of the Prepetition Lenders to allow the Debtors to continue to utilize cash proceeds generated from the Prepetition Lenders' collateral, on a consensual basis. As a result of these negotiations, the Debtors and the Prepetition Lenders entered into a debtor-in-possession credit facility (the "DIP Facility"), which was approved by the Bankruptcy Court on a final basis on July 13, 2001. Under the DIP Facility, all Prepetition Secured Bank Debt was converted into debt under the DIP Facility. As a result, as of the date hereof, the Prepetition Secured Bank Debt has been fully repaid. The Debtors have approximately $84 million outstanding under the DIP Facility, which obligations are secured by liens on substantially all of the Debtors' assets and which obligations constitute postpetition administrative claims that have priority in right of payment over virtually all other claims against the Debtors. See Section V.C.

C. Exploration of Strategic Alternatives and Establishment of Competing Plan Process

                  During the Chapter 11 Cases, the Debtors pursued two parallel paths in an effort to maximize the value of their businesses and assets for the benefit of the Debtors' creditor constituencies. First, prior to the Petition Date through early 2002, the Debtors, assisted by their financial advisors, conducted an active marketing and sales process as part of their exploration of opportunities for a sale of substantially all of the assets of the Company.

Second, the Debtors worked with the Creditors' Committee in an effort to formulate a consensual plan of reorganization.

                  In order for a reorganization plan to be able to be confirmed under the Bankruptcy Code, all valid administrative priority claims are required to be paid in full in cash, unless otherwise agreed to by the holder of such claims. 11 U.S.C. ss. 1129(a)(9). In the Debtors' cases, this includes the approximately $84 million of obligations outstanding under the DIP Facility.

                  By April 2002, after almost a year in chapter 11, the Debtors had not been able to procure a firm proposal from any third party that contained sufficient funding to allow a plan of reorganization to be able to be confirmed. Firm proposals received by that date were insufficient for the DIP Facility obligations to be paid in full, and would not have provided any recovery to unsecured creditors.

                  On April 30, 2002, the DIP Facility matured by its terms. As a result, all obligations under the DIP Facility became immediately due and payable. Pursuant to the final order entered by the Bankruptcy Court approving the DIP Facility, the lenders thereunder (the "DIP Lenders") had been granted the right to seek to foreclose on the Debtors' assets. The DIP Lenders were the same lenders that had been the Prepetition Lenders (because the DIP Facility essentially refinanced the Prepetition Secured Bank Debt). At that time, the Debtors were able to obtain short-term forbearance agreements from the DIP Lenders, but the DIP Lenders could elect not to renew such forbearances essentially at any time.

                  In April 2002, the Debtors received an offer from DBOC Acquisition LLC ("DBOC Acquisition"), an affiliate of Black Diamond, pursuant to which DBOC Acquisition proposed to acquire substantially all of the assets of the Company for an amount equivalent to the uncontested amount of obligations outstanding under the DIP Facility (the "DBOC Acquisition Asset Purchase Proposal").

                  Under the DBOC Acquisition Asset Purchase Proposal, DBOC Acquisition offered to assume certain (but not all) administrative priority claims. Under that proposal, prepetition unsecured creditors would have received no recovery. The DBOC Acquisition Asset Purchase Proposal was a proposal to purchase the Debtors' assets in a sale under section 363 of the Bankruptcy Code, not pursuant to a reorganization plan.

                  The DBOC Acquisition Asset Purchase Proposal conditioned the economic offer contained therein upon the implementation of a formal auction process by the Bankruptcy Court. Under that proposed auction process, the Debtors would have the ability to attempt to procure from any third party a competing proposal, either in the form of a section 363 asset sale or a funded, confirmable reorganization plan. That is, the Debtors would have the ability to seek to obtain bids that were higher and better than the offer being made by DBOC Acquisition. For the Debtors to have the ability to do so, however, and at the same time have DBOC Acquisition remain obligated to its proposal, the DBOC Acquisition Asset Purchase Proposal was conditioned upon the Debtors granting DBOC Acquisition certain bid protections (the "Bid Protections"). Accordingly, the DBOC Acquisition Asset Purchase Proposal required the Debtors to file a motion with the Bankruptcy Court seeking authority (i) to implement a formal auction process and grant DBOC Acquisition the Bid Protections and (ii) after a 60-day auction period, to enter into a transaction based upon the highest and best bid received during the auction process (the "Sale Motion").

                  As part of the negotiations with DBOC Acquisition over the terms and conditions of the DBOC Acquisition Asset Purchase Proposal, the Debtors obtained the agreement of certain DIP Lenders to execute a forbearance agreement pursuant to which the DIP Lenders party to such forbearance agreement agreed not to exercise any rights or remedies against the Debtors or their assets under the expired DIP Facility (the "DIP Forbearance") until October 31, 2002. Because a majority of the DIP Lenders entered into the DIP Forbearance, the Debtors were assured that the DIP Lenders would not seek to foreclose on the Debtors' assets prior to the expiration of the DIP Forbearance. Importantly, the DIP Forbearance remained in effect by virtue of the Debtors filing the Sale Motion, regardless of whether the Bankruptcy Court ultimately approved any aspect of the Sale Motion, including the establishment of the proposed auction process or the granting to DBOC Acquisition of the Bid Protections.

                  As a result, (i) to obtain the DIP Forbearance and (ii) in an effort to commence a process designed to allow the Debtors to make a final attempt to procure an offer from a third party sufficient to fund a confirmable reorganization plan (i.e., to pay the DIP Facility and other allowed administrative and priority claims in full and provide some recovery to unsecured creditors), the Debtors completed negotiations of the DBOC Acquisition Asset Purchase Proposal and filed the Sale Motion on August 9, 2002 (Docket No. 430). A hearing was set by the Bankruptcy Court for August 29, 2002 to consider the Debtors' request under the Sale Motion to establish an auction and grant DBOC Acquisition the Bid Protections (the "Bid Procedures Hearing").

                  From June through early August 2002, at the same time that the DBOC Acquisition Asset Purchase Proposal was being negotiated, the Debtors redoubled efforts to obtain a better offer from other third parties. The Debtors consulted with the Creditors' Committee regarding these efforts. A number of parties contacted the Debtors during this time period and performed due diligence.

                  Just prior to the Bid Procedures Hearing, the Debtors received a firm proposal from an entity related to a former Creditors' Committee member, DB Investments LLC, an affiliate of the Trump Group of companies based in Florida (the "Trump Group") that was sufficient to fund a reorganization plan; such proposal proposed to pay all administrative priority claims (including the DIP Facility) in full, and to provide some recovery to prepetition unsecured creditors. As a result, the Debtors commenced the Bid Procedures Hearing by announcing the receipt of such proposal and by withdrawing their request that the Bankruptcy Court approve the proposed section 363 auction process and provision of the Bid Protections to DBOC Acquisition as set forth in the Sale Motion, with the consent of the Creditors Committee.

                  Given the October 31, 2002 expiration of the DIP Forbearance, and the Debtors' year-long, unsuccessful efforts to obtain firm offers to purchase the Company or fund a reorganization plan, the Bankruptcy Court (with the agreement of the Debtors and the Creditors' Committee), determined to establish a process designed to allow the Debtors and the Creditors' Committee to attempt to obtain the highest and best value for the Company and its creditors through a reorganization plan, but also to allow these Chapter 11 Cases to be completed as quickly as practicable. That process was set forth in an order entered by the Bankruptcy Court on August 30, 2002 (Docket No. 459) (the "Scheduling Order"). At the Bid Procedures Hearing, the exclusive right of the Debtors to file a proposed reorganization plan was lifted by the Bankruptcy Court, allowing any third party to propose a competing reorganization plan. Pursuant to the Scheduling Order:

                  o third parties were required to file proposed reorganization plans by September 19, 2002;

                  o proposed reorganization plans were not permitted to contain any "due diligence" or "financing" contingencies; and

                  o proposed reorganization plans were required to be accompanied by proposals for non- refundable earnest money deposits by the proponents.

                  Also pursuant to the Scheduling Order, a hearing was scheduled for September 23, 2002, at which the Bankruptcy Court would consider all proposed reorganization plans received by September 19, 2002, and determine which plan or plans would be distributed to creditors to solicit their votes (the "Plan Selection Hearing").

                  Four (4) reorganization plan proposals were filed by September 19, 2002, in compliance with the Scheduling Order. However, shortly before September 19, 2002, the Debtors became aware of potential tax issues that resulted in each of the four proposed reorganization plans being subject to the satisfaction of certain conditions related to such issues. As a result, at the September 23, 2002 hearing, the Debtors and the Creditors' Committee requested that the Bankruptcy Court continue the Plan Selection Hearing to allow additional time for the Debtors to analyze, and for the parties to address the potential tax issues. See Article IX for a description of the Debtors' tax attributes and the Debtors' views with respect to tax matters. Accordingly, the Plan Selection Hearing was continued until October 11, 2002. In conjunction therewith, the Bankruptcy Court entered an order requiring the four bidders that had submitted qualifying plan proposals to file any amendments to their plan proposals by October 7, 2002.

Upon the request of the Debtors and the Creditors' Committee, the Plan Selection Hearing was subsequently continued until November 19, 2002, and the deadline for the four bidders to submit modified plan proposals was continued until November 7, 2002 (Docket No. 536).

                  On November 7, 2002, amended or modified plan proposals were filed by three of the four original bidders: Jarden Corporation, DB Acquisition LLC ("Hunter"), and the Trump Group. Each proposed plan provided for the acquisition by the proponent of substantially all assets of the Debtors, and the subsequent distribution of the proceeds of sale to the Debtors' creditors, consistent with the legal priorities established in the Bankruptcy Code. From November 7, 2002 until the Plan Selection Hearing, the Debtors and the Creditors' Committee negotiated with each of the proponents of such amended proposed plans to, among other things, improve the economic terms of the respective proposed plans and related asset purchase agreements, minimize the conditions to closing and improve other contractual components of the respective proposed transactions. Each of these bidders filed additional amendments to their respective plans prior to the Plan Selection Hearing to reflect certain such improvements.

                  As a result of the additional modifications and clarifications to each proposed plan negotiated for by the Debtors and the Creditors' Committee, as well as the further modifications and clarifications made on the record at the Plan Selection Hearing after continued negotiations at such hearing, the Debtors and the Creditors' Committee determined that the plan proposed by Jarden Corporation ("Jarden" or "Purchaser"), as so modified, was the highest and best plan and was the plan that should be distributed to creditors for voting. As a result, at the Plan Selection Hearing, the plan proposed by Jarden was selected by the Bankruptcy Court for distribution to creditors. Modifications that had been agreed to at the Plan Selection Hearing were incorporated, and the resulting Plan was filed on November 27, 2002. See Appendix A annexed hereto.

D. Sale to Jarden and Sources and Uses of Cash and Other Consideration to be Distributed Pursuant to the Plan

                  The Plan provides for a sale of substantially all of the Debtors' assets to Jarden, for cash and, potentially, a distribution of fully registered Jarden common stock (the "Sale"). Jarden is a leading provider of niche consumer products used in home food preservation. Jarden's consumer products segment is the U.S. market leader in home vacuum packaging systems and accessories, under the FoodSaver(R) brand and home canning and related products, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands. Jarden's materials based group is the country's largest producer of zinc strip and manufactures injection molded and industrial plastics. Jarden's common stock is publicly traded on the New York Stock Exchange and listed as JAH.(1)

                  The Plan provides for the distribution of the proceeds of the Sale to creditors. The following table sets forth a summary of the anticipated sources and uses of cash and other consideration to be distributed pursuant to the Plan. All amounts shown under "Anticipated Uses of Cash" are estimates. There can be no assurance that there will not be material variances between such estimates and the actual amounts of any distributions.


__________________

(1) As set forth in Jarden's annual reports, for the nine months ended September 30, 2002, Jarden reported net sales of $263.1 million and net income of $27.0 million or $1.95 per fully diluted share. On a pro forma basis for the year ended December 31, 2001, net sales would have been $425.5 million and net income would have been 20.3 million or $1.59 per fully diluted share. As of September 30, 2002, total assets were $348 million and net assets were $69.8 million. Based on the closing market price of Jarden common stock on November 25, 2002 of $24.26, the market capitalization of Jarden is approximately $347 million. For more detail financial information regarding Jarden, see www.jarden.com.
         --------------


          Sources of Cash and Other Consideration

          o     Cash Consideration for Acquired Assets at Closing(2)            $ 97.85 million

          o     Additional Consideration(3)                                     $   6.0 million
                                                                                ---------------
          Total:                                                                $103.85 million
          -----

          Anticipated Uses of Cash

          o     Approximate cash payments with respect to Allowed DIP
                Facility Claims                                                 $  84.1 million

          o     Cash payments with respect to Allowed Administrative Claims
                and Allowed Priority Tax Claims (estimate)                      $   3.0 million

          o     Payments anticipated to be made on account of taxes payable as
                Administrative Claims as a result of the Sale (estimate)(4)     $   6.0 million

          o     Remaining consideration available to holders of Allowed
                General Unsecured Claims (estimate)                             $ 10.75 million

                Total:                                                          $103.85 million
                -----

          In addition, under the Plan, Jarden will assume the following liabilities of the Debtors:

          o      General Assumed Obligations under the Purchase Agreement
                 (estimate)                                                     $ 6.68 million

          o     Payments due on the Effective Date under the Key Employee
                Retention Plan                                                  $  1.2 million

          o     Wells Fargo Swap Agreement obligation (estimate)                $  1.3 million


          o     Cure Payments for Assumed Contracts and Leases (estimate)       $0.111 million


          o     Assumed Retirement Benefits (estimate)                          $1.963 million
                                                                                --------------

          Total Assumed Liabilities:                                            $11.254 million
          -------------------------


________________

(2) The Plan provides that, to the extent that Allowed Administrative Claims exceed $3.0 million, Jarden will pay to or on behalf of the Debtors an amount equal to fifty percent (50%) of the amount of Allowed Administrative Claims paid after the date of the Purchase Agreement in excess of $3.0 million, up to $4.7 million. The Debtors have assumed (and the figure set forth in this table reflects) that this additional Cash will in fact be paid, as a result of the anticipated Administrative Claims for taxes payable as set forth above. The Creditors' Committee has not agreed to this assumption as of this date. In addition, under the Plan, this Additional Consideration shall be secured by a Letter of Credit to be delivered by the Purchaser at Closing.

(3) The additional consideration will either be in the form of Cash or shares of fully registered common stock of Jarden, at Jarden's election, payable no later than six (6) months from Closing.

(4) See Section VIII of this Disclosure Statement for a discussion of the assumptions utilized by the Debtors with respect to all tax issues and certain risks related thereto. The Creditors' Committee has not agreed to these assumptions as of this date.

E.     Summary of Treatment of Claims and Interests under the Plan

                  As contemplated by the Bankruptcy Code, DIP Facility Claims, Administrative Claims and Priority Tax Claims are not classified under the Plan. Allowed DIP Facility Claims and Allowed Administrative Claims are to be paid in full on the Effective Date (or thereafter when they become Allowed), or, for ordinary course Administrative Claims, when such claims become due. See Section VI.

                  Substantially all of the Debtors' assets are owned by, and the Debtors' operations are conducted by, the DBOC Debtors. As set forth above, DBI and DBOC have separate prepetition liabilities, which are not guaranteed by one another. As a result, the Plan provides for the substantive consolidation of DBOC and its Subsidiaries (the "DBOC Debtors"), but does not provide for the substantive consolidation of DBI and the DBOC Debtors for any reason. Instead, the Plan is comprised of separate plans for DBI and the DBOC Debtors, respectively. Accordingly, the Plan contains separate classes for the prepetition creditors and interest holders of DBI and the DBOC Debtors, respectively.

                  As set forth above, the Plan provides for Jarden to purchase substantially all of the Debtors' assets. In recognition of the fact that each Debtor estate has some assets being purchased, and in recognition of potential intercompany claims and other issues that could be asserted between DBI and DBOC, the Plan contains a mechanism to provide a recovery to the holders of General Unsecured Claims against both DBI and the DBOC Debtors by allocating among DBI and the DBOC Debtors, respectively, the amount of consideration received from the Sale anticipated to be available for distribution to the holders of General Unsecured Claims against DBI and the DBOC Debtors, respectively (the "Net Available Unsecured Creditor Proceeds"). Pursuant to that mechanism, the Net Available Unsecured Creditor Proceeds (which are estimated to be approximately $10.75 million prior to payment of Indenture Trustee Fees), will be divided pursuant to a sliding scale such that, assuming that $10.75 million in the aggregate is available to unsecured creditors, $1.35 million would be distributed to the DBI Estate for distribution to holders of General Unsecured Claims against DBI (the "DBI Recovery Pool") and $9.40 million would be distributed to the DBOC Debtors' Estates for distribution to holders of General Unsecured Claims against the DBOC Debtors (the "DBOC Unsecured Creditor Distribution Pool"). See Section VI.E for a full description of this allocation mechanism.

                  The Debtors and the Creditors' Committee believe that this allocation of value among DBI and the DBOC Debtors under the Plan is fair, reasonable and appropriate given the relative value of the assets owned by DBI and the DBOC Debtors, respectively, and taking into account certain intercompany issues. The request to confirm the Plan constitutes a request to approve such allocation as a settlement.

                  The table below summarizes the classification and treatment of the prepetition Claims and Interests under the Plan. For certain classes of Claims, estimated percentage recoveries are also set forth below. Estimated percentage recoveries have been calculated based upon a number of assumptions for purposes of the Plan, as discussed below.

                  The estimated percentage recoveries set forth below assume that the aggregate amount of Administrative Claims that ultimately become Allowed are as set forth in the estimates contained in the tables above. There can be no assurance that the estimates will turn out to be correct. In the event that the ultimate amount of Allowed Administrative Claims (including taxes payable) exceeds such estimates, proceeds of the Sale available to holders of General Unsecured Claims against DBI and the DBOC Debtors (Classes H-3 and O-3) would be reduced.

                  In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could exceed or could be less than the estimated amounts shown in the table that follows. The Debtors do not anticipate having reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Estimated Claim amounts for each Class set forth below are based upon the Debtors' review of their books and records and of certain Proofs of Claim, and include estimates of a number of Claims that are contingent, disputed, and/or unliquidated. With respect to Class H-3 and O-3, if the aggregate amount of General Unsecured Claims that are ultimately Allowed exceeds the Debtors' estimates, the estimated percentage recovery set forth below for holders of such Claims would be reduced.

                  Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below for Class H-3 and O-3 will actually be realized by the holders of Allowed Claims in those Classes.

                  Classification of DBI Claims and Interests
                  ------------------------------------------


Class Description                      Treatment Under Plan
-----------------                      --------------------

Class H-1 - Secured Claims             Class H-1 consists of separate subclasses
            Against DBI                for each Secured Claim against DBI
                                       secured by a Lien upon property in which
                                       DBI has an interest. Each subclass is
                                       deemed to be a separate Class for all
Estimated Allowed Claims:              purposes under the Bankruptcy Code.
Approximately $0.00.
                                       On, or as soon as reasonably
                                       practicable after, the latest of (i)
                                       the Distribution Date, (ii) the date
                                       such Claim becomes an Allowed Class H-1
                                       Claim, or (iii) the date such Class H-2
                                       Claim becomes payable pursuant to any
                                       agreement between DBI and the holder of
                                       such Class H-1 Claim, each holder of an
                                       Allowed Class H-1 Claim shall receive,
                                       in full satisfaction, settlement,
                                       release, and discharge of and in
                                       exchange for such Allowed Class H-1
                                       Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class H-1 Claim
                                       or (y) such other treatment as to which
                                       DBI and such holder shall have agreed
                                       upon in writing. Class H-1 Claims are
                                       Unimpaired and therefore not entitled
                                       to vote on the Plan. Estimated
                                       Percentage Recovery: 100%.

Class H-2 - Other Priority             Class H-2 consists of all against DBI
            Claims                     entitled to priority Claims  pursuant to
            Against DBI                section 507(a) of the Bankruptcy Code
                                       other than Priority Tax Claims or
                                       Administrative Claims.

Estimated Allowed Claims:              On, or as soon as reasonably
Approximately $0.00.                   practicable after, the latest of (i)
                                       the Distribution Date, (ii) the date
                                       such Claim becomes an Allowed Class H-2
                                       Claim, or (iii) the date such Class H-1
                                       Claim becomes payable pursuant to any
                                       agreement between DBI and the holder of
                                       such Class H-2 Claim, each holder of an
                                       Allowed Class H-2 Claim shall receive,
                                       in full satisfaction, settlement,
                                       release, and discharge of and in
                                       exchange for such Allowed Class H-2
                                       Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class H-2 Claim
                                       or (y) such other treatment as to which
                                       DBI and such holder shall have agreed
                                       upon in writing. Class H-2 Claims are
                                       Unimpaired and therefore not entitled
                                       to vote on the Plan. Estimated
                                       Percentage Recovery: 100%.

Class Description                      Treatment Under Plan
-----------------                      --------------------

Class H-3 - General Unsecured          Class H-3 consists of any Claim against
            Claims Against             DBI that is not a DIP Facility Claim,
            DBI                        Administrative Claim, Priority Tax Claim,
                                       Other Priority Claim, Other Secured
                                       Claim, or Subordinated Claim, including
                                       Old Note Claims.

Estimated Allowed Claims:              On or as soon as reasonably practicable
Approximately $41.6 million.           after the Distribution Date, each
                                       holder of an Allowed Class H-3 Claim,
                                       shall receive, in full satisfaction,
                                       settlement, release and discharge of
                                       and in exchange for such Allowed Class
                                       H-3 Claim, its Pro Rata share of 100%
                                       of the DBI Recovery Pool received by
                                       the DBI Estate pursuant to Section 2.4
                                       of the Plan. Class H-3 Claims are
                                       Impaired under the Plan and entitled to
                                       vote on the Plan. Estimated Percentage
                                       Recovery: 3.25%.

Class H-4 - DBI Interests and          Class H-4 consists of all DBI Interests
            Subordinated Claims        and all Subordinated against DBI. Under
            Against DBI                the Plan, the holders of such Claims or
                                       Interests Claims shall not receive or
                                       retain any property on account of such
                                       Claim or DBI Interests. On the
                                       Effective Date, all of the DBI
                                       Interests shall be deemed cancelled and
                                       extinguished. Class H-4 DBI Interests
                                       and Subordinated Claims are Impaired
                                       and will receive no distribution under
                                       the Plan and are therefore deemed to
                                       reject the Plan and are not entitled to
                                       vote on the Plan.


             Classification of DBOC Debtors' Claims and Interests
             ----------------------------------------------------


Class Description                      Treatment Under Plan
-----------------                      --------------------

Class O-1 - Secured Claims             Class O-1 consists of separate subclasses
            Against the DBOC           for each Secured Claim against the DBOC
                                       Debtors secured by a Lien upon property
                                       in which Debtors the DBOC Debtors has
                                       an interest. Each subclass is deemed to
                                       be a separate Class for all purposes
                                       under the Bankruptcy Code.
Estimated Allowed Claims:
Approximately $0.00.                   On, or as soon as reasonably practicable
                                       after, the latest of (i) the
                                       Distribution Date, (ii) the date such
                                       Claim becomes an Allowed Class O-1
                                       Claim, or (iii) the date such Class O-1
                                       Claim becomes payable pursuant to any
                                       agreement between a DBOC Debtor and the
                                       holder of such Class O-1 Claim, each
                                       holder of an Allowed Class O-1 Claim
                                       shall receive, in full satisfaction,
                                       settlement, release, and discharge of
                                       and in exchange for such Allowed Class
                                       O-1 Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class O-1 Claim
                                       or (y) such other treatment as to which
                                       a DBOC Debtor and such holder shall
                                       have agreed upon in writing. Class O-1
                                       Claims are Unimpaired and therefore not
                                       entitled to vote on the Plan. Estimated
                                       Percentage Recovery: 100%.

Class O-2 -  Other Priority            Class O-2 consists of all Claims
             Claims Against the        against a DBOC Debtor entitled to
             DBOC Debtors              priority pursuant to section 507(a) of
                                       the Bankruptcy Code other than Priority
                                       Tax Claims or Administrative Claims.

Class Description                      Treatment Under Plan
-----------------                      --------------------

                                       On, or as soonr as reasonably
Estimated Allowed Claims:              practicable after, the latest of (i)
Approximately $0.00.                   the Distribution Date, (ii) the date
                                       such Claim becomes an Allowed Class O-2
                                       Claim, or (iii) the date such Class O-2
                                       Claim becomes payable pursuant to any
                                       agreement between a DBOC Debtor and the
                                       holder of such Class O-2 Claim, each
                                       holder of an Allowed Class O-2 Claim
                                       shall receive, in full satisfaction,
                                       settlement, release, and discharge of
                                       and in exchange for such Allowed Class
                                       O-2 Claim (x) Cash equal to the unpaid
                                       portion of such Allowed Class O-2 Claim
                                       or (y) such other treatment as to which
                                       a DBOC Debtor and such holder shall
                                       have agreed upon in writing. Class O-2
                                       Claims are Unimpaired and therefore not
                                       entitled to vote on the Plan. Estimated
                                       Percentage Recovery: 100%.

Class O-3 - General Unsecured          Class O-3 consists of any Claim against
            Claims Against             a DBOC Debtor that is not a DIP
            the DBOC                   Facility Claim, Administrative Claim,
            Debtors                    Priority Tax Claim, Other Priority
                                       Claim, Other Secured Claim, or
                                       Subordinated Claim, including Old Note
                                       Claims.

                                       On or as soon as reasonably practicable
Estimated Allowed Claims:              after the Distribution Date, each
Approximately $106.8 million.          holder of an Allowed Class O-3 Claim,
                                       shall receive, in full satisfaction,
                                       settlement, release and discharge of
                                       and in exchange for such Allowed Class
                                       O-3 Claim, its Pro Rata share of 100%
                                       of the DBOC Unsecured Creditor
                                       Distribution Pool. Class O-3 Claims are
                                       Impaired under the Plan and entitled to
                                       vote on the Plan. Estimated Percentage
                                       Recovery: 8.8%.


Class O-4 -    DBOC Interests          Class O-4 consists of all DBOC
                                       Interests. Under the Plan, the holders
                                       of such Claims or Interests shall
                                       receive the DBI Recovery Pool, which
                                       shall be distributed to the DBI Estate
                                       on account of such Interests. After
                                       such distribution to the DBI Estate,
                                       all of the DBOC Interests shall be
                                       deemed cancelled or extinguished. Class
                                       0-4 DBOC Interests Claims are Impaired
                                       under the Plan and entitled to vote on
                                       the Plan.

            THE PLAN PROPONENTS (I.E., JARDEN AND EACH OF THE DEBTORS) AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THUS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.


                                            Table of Contents

DISCLAIMER..................................................................................................ii

OVERVIEW OF THE CHAPTER 11 CASES AND THE DEBTORS...........................................................iii
         A.       Business Overview........................................................................iii
         B.       Summary of the Debtors' Existing Capital Structure........................................iv
         C.       Exploration of Strategic Alternatives and Establishment of Competing
                  Plan Process..............................................................................iv
         D        Sale to Jarden and Sources and Uses of Cash and Other Consideration......................vii
         E.       Summary of Treatment of Claims and Interests..............................................ix

I.  INTRODUCTION.............................................................................................1

II.  PLAN VOTING INSTRUCTIONS AND PROCEDURES.................................................................2
         A.       Notice to Holders of Claims and Interests..................................................2
         B.       Holders of Claims Entitled to Vote.........................................................3
         C.       Solicitation Package.......................................................................3
         D.       Voting Procedures, Ballots and Voting Deadline.............................................3
         E.       Confirmation Hearing and Deadline for Objections to Confirmation...........................4

III.  HISTORY AND STRUCTURE OF THE DEBTORS...................................................................4
         A.       Overview of Business and Operations........................................................4
                  1.       Description of the Company's Business.............................................4
                           (a)      Cutlery/Straws...........................................................5
                           (b)      Matches and Fire Starters................................................5
                           (c)      Toothpicks...............................................................6
                           (d)      Clothespins and Clotheslines.............................................6
                           (e)      Consumer Wooden Crafts...................................................6
                           (f)      Institutional/Industrial.................................................6
                  2.       History...........................................................................6
                  3.       Financial Results.................................................................6
         B.       Capital Structure of the Company...........................................................7
                  1.       Prepetition Equity................................................................7
                  2.       The Prepetition Senior Secured Credit Facility....................................7
                  3.       Prepetition Notes.................................................................7
         C.       Corporate Structure of the Company.........................................................7
                  1.       Current Corporate Structure.......................................................7
                  2.       Board of Directors................................................................7
                  3.       Executive Officers................................................................9

IV.  EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES..................................................9

V.  CHAPTER 11 CASES........................................................................................10
         A.       Continuation of Business; Stay of Litigation..............................................10
         B.       First Day Orders .........................................................................10
         C.       Debtor in Possession Financing............................................................11
                  1.       The DIP Facility.................................................................11
                  2.       Authorization to Use Cash Collateral.............................................12
         D.       Appointment of Creditors' Committee.......................................................12
         E.       Other Material Relief Obtained During the Chapter 11 Cases................................13
                  1.       Retention of Debtors' Professionals..............................................13
                  2.       Employee Retention Program.......................................................13


                  3.       Extension of Time to Assume or Reject Leases.....................................13
                  4.       Extension of Exclusive Periods...................................................13
         F.       Summary of Claims Process and Bar Date....................................................14
                  1.       Schedules and Statements of Financial Affairs....................................14
                  2.       Claims Bar Date and Proofs of Claim..............................................14
         G.       Summary of Material Litigation Matters....................................................14
                  1.       Misemer Action...................................................................14
                  2.       Wells Fargo Swap Agreement.......................................................15
                  3.       DIP Lender Adversary Proceeding..................................................15
         H.       Development and Summary of The Debtors' Business Plan.....................................16
                  1.       Strategic Elements...............................................................16
                           (a)      Continue to Produce High Quality Products...............................16
                           (b)      Expand Category Management Strategy to Increase Retail
                                    Shelf Space.............................................................16
                           (c)      Enter New Distribution Channels.........................................16
                           (d)      Capitalize on Strong Brand Names and National
                                    Distribution to Introduce New Products..................................17
                           (e)      Pursue Attractive Acquisition Opportunities.............................17
                  2.       Product Categories...............................................................17
                           (a)      Cutlery/Straws..........................................................17
                           (b)      Matches and Firestarters................................................17
                           (c)      Toothpicks..............................................................18
                           (d)      Clothespins and Clotheslines............................................18
                           (e)      Consumer Wooden Crafts..................................................18
                           (f)      Institutional/Industrial Products.......................................18
                  3.       The Projections..................................................................19

VI.  SUMMARY OF THE PLAN OF REORGANIZATION..................................................................19
         A.       Purpose and Effect of the Plan............................................................19
         B.       The Purchase Agreement....................................................................20
         C.       Substantive Consolidation.................................................................22
         D.       Classification and Treatment of Claims and Interests......................................23
                  1.       Treatment of Unclassified Claims Under the Plan..................................24
                           (a)      DIP Facility Claims.....................................................24
                           (b)      Administrative Claims...................................................25
                           (c)      Priority Tax Claims.....................................................25
                  2.       Treatment of Classified DBI Claims and Interests Under the Plan..................25
                           (a)      Unimpaired Classes of DBI Claims and Interests Under the Plan...........25
                                    (i)     Class H-1 - Secured Claims against DBI..........................25
                                    (ii)    Class H-2 - Other Priority Claims against DBI...................26
                           (b)      Impaired Classes of DBI Claims and Interests Under the Plan.............26
                                    (i)     Class H-3 - General Unsecured Claims against DBI................26
                                    (ii)    Class H-4 - DBI Interests and Subordinated Claims...............26
                  3.       Treatment of Classified DBOC Debtors Claims and Interests
                           Under the Plan...................................................................27
                           (a)      Unimpaired Classes of DBOC Debtors Claims
                                    and Interests Under the Plan............................................27
                                    (i)     Class O-1 - Secured Claims against the
                                            DBOC Debtors....................................................27
                                    (ii)    Class O-2 Other Priority Claims against the
                                            DBOC Debtors....................................................27
                           (b)      Impaired Classes of DBOC Debtors Claims and Interests
                                    Under the Plan..........................................................27

                                    (i)     Class O-3 - General Unsecured Claims against the
                                            DBOC Debtors....................................................27
                                    (ii)    Class O-4 - DBOC Interests......................................27
                  4.       Reservation of Rights Regarding Claims...........................................28
         E.       Net Recovery Allocation Mechanics and Intercompany Settlement.............................28
         F.       Distributions Under the Plan..............................................................29
                  1.       Distributions for Claims Allowed as of the Effective Date........................30
                           (a)      Record Date for Distributions to Holders of Lender Claims
                                    and Old Notes...........................................................30
                           (b)      Delivery of Distributions...............................................30
                           (c)      Old Notes...............................................................30
                           (d)      Lost, Stolen, Mutilated or Destroyed Old Notes..........................31
                           (e)      Failure to Surrender Canceled Old Notes.................................31
                  2.       Resolution and Treatment of Disputed, Contingent, and1
                           Unliquidated Claims and Disputed Interests.......................................32
                           (a)      Objections to Claims....................................................32
                           (b)      Authority to Prosecute Objections.......................................32
                           (c)      Treatment of Disputed Claims............................................32
                           (d)      Disputed Claims Reserves................................................32
                           (e)      Distributions on Account of Disputed Claims Once They Are
                                    Allowed and Additional Distributions on Account of Previously
                                    Allowed Claims..........................................................32
         G.       The Plan Administrator....................................................................32
                  1.       Rights, Powers and Duties of the Reorganized Debtors and
                           the Plan Administrator...........................................................32
                  2.       Compensation of the Plan Administrator...........................................33
                  3.       Indemnification..................................................................33
                  4.       Authority to Object to Claims and Interests and to Settle Disputed Claims........33
         H.       Dissolution of the Creditors' Committee...................................................33
                  1.       Creditors' Committee and Plan Committee..........................................33
                           (a)      Dissolution of Creditors' Committee.....................................33
                           (b)      Plan Committee..........................................................34
         I.       Post-Consummation Operations of the Debtors...............................................34
                  1.       Continued Corporate Existence....................................................34
                  2.       Cancellation of Old Securities and Agreements....................................35
                  3.       Certificates of Incorporation and By-laws........................................35
                  4.       Restructuring Transactions.......................................................35
         J.       Summary of Releases Under the Plan........................................................36
         K.       Compensation and Benefit Programs.........................................................36
         L.       Directors and Officers of Reorganized Debtors.............................................37
         M.       No Revesting of Assets....................................................................37
         N.       Preservation of Rights of Action..........................................................37
         O.       Other Matters.............................................................................38
                  1.       Treatment of Executory Contracts and Unexpired Leases............................38
                           (a)      Assumed Contracts and Leases............................................38
                           (b)      Payments Related to Assumptions of Contracts and Leases.................38
                           (c)      Rejected Contracts and Leases...........................................38
                           (d)      Rejection Damages Bar Date..............................................39
                  2.       Administrative Claims............................................................39
                  3.       Professional Fee Claims..........................................................39
                  4.       Withholding and Reporting Requirements...........................................39
                  5.       Setoffs..........................................................................40
         P.       Confirmation and/or Consummation..........................................................40
                  1.       Requirements for Confirmation of the Plan........................................40

                  2.       Conditions to Confirmation.......................................................41
                  3.       Conditions to Effective Date.....................................................41
                  4.       Waiver of Conditions.............................................................42
         Q.       Effects of Confirmation...................................................................42
                  1.       Binding Effect...................................................................42
                  2.       Discharge of the Debtors.........................................................43
                  3.       Permanent Injunction.............................................................43
                  4.       Exculpation and Limitation on Liability; Indemnity...............................43
         R.       Retention of Jurisdiction.................................................................44
         S.       Payment of Statutory Fees.................................................................45
         T.       Conversion of Cases if Plan Not Confirmed.................................................45

VII.  CERTAIN FACTORS TO BE CONSIDERED......................................................................46
         A.       General Considerations....................................................................46
         B.       Certain Bankruptcy Considerations.........................................................46
                  1.       Failure to Confirm or Consummate the Plan........................................46
                  2.       Disruption of Operations Due to the Filing of the Chapter 11 Cases...............47
         C.       Administrative Claims.....................................................................47
         D.       Environmental Matters.....................................................................47
         E.       Unimpaired and Unknown Claims.............................................................48
         F.       Industry Cyclicality......................................................................48
         G.       Business and Competition..................................................................48
                  1.       Commodity Risk...................................................................48
                  2.       Competition......................................................................48
         H.       Certain Litigation .......................................................................49
                  1.       Legal Proceedings and Environmental Matters......................................49

VIII. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE
         PLAN...............................................................................................49


IX.   FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS...............................................53
         A.      Feasibility of the Plan....................................................................53
         B.      Acceptance of the Plan.....................................................................54
         C.      Best Interests Test........................................................................54
         D.      Liquidation Analysis.......................................................................55
         E.      Application of the "Best Interests" of Creditors Test to the
                 Liquidation Analysis and the Plan..........................................................61
         F.       Confirmation Without Acceptance of All Impaired Classes: The "Cramdown"
                  Alternative...............................................................................62

X.  ALTERNATIVES TO CONFIRMATION AND
         CONSUMMATION OF THE PLAN...........................................................................62
         A.       Alternative Plan(s) of Reorganization.....................................................62
         B.       Liquidation under Chapter 7...............................................................63

XI.  THE SOLICITATION; VOTING PROCEDURE.....................................................................63
         A.       Parties in Interest Entitled to Vote......................................................63
         B.       Classes Impaired under the Plan ..........................................................64
         C.       Waivers of Defects, Irregularities, Etc...................................................64
         D.       Withdrawal of Ballots; Revocation.........................................................64
         E.       Further Information; Additional Copies....................................................65
         F.       Internet Access to Bankruptcy Court Documents.............................................65

XII.  RECOMMENDATION AND CONCLUSION.........................................................................66

                              Table of Appendices

Appendix                               Name
--------                               ----

Appendix A           Joint Plan of Reorganization of Diamond Brands
                     Operating Corp. and Its Debtor
                     Affiliates Proposed by the Debtors and Jarden Corporation

Appendix B           Prepetition Financial Results

                                I. INTRODUCTION

                  Diamond Brands Operating Corp ("DBOC"), its parent company Diamond Brands Incorporated ("DBI"), and its direct subsidiaries that are also debtors and debtors-in-possession (the "Affiliate Debtors," and collectively with DBOC and DBI, the "Debtors" or the "Company") in the above-referenced Chapter 11 cases submit this disclosure statement (the "Disclosure Statement") pursuant to section 1125 of the Bankruptcy Code, for use in the solicitation of votes on the Joint Plan of Reorganization of Diamond Brands Operating Corp. and its Debtor Affiliates Proposed by the Debtors and Jarden Corporation (the "Plan Proponents"), dated as of November 27, 2002 and filed with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). A copy of the Plan is annexed as Appendix A to this Disclosure Statement.

                  This Disclosure Statement sets forth certain information regarding the Debtors' prepetition operating and financial history, the need to seek Chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization, operations and financing of the Debtors upon successful emergence from Chapter 11 (the "Reorganized Debtors"). In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

                  Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.

                  FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS, PLEASE SEE
SECTION VI OF THE DISCLOSURE STATEMENT, ENTITLED "SUMMARY OF THE PLAN OF REORGANIZATION," AND SECTION VII OF THE DISCLOSURE STATEMENT, ENTITLED "CERTAIN FACTORS TO BE CONSIDERED."

                  THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE PLAN PROPONENTS BELIEVE THAT THE SUMMARIES OF THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION (OTHER THAN THE SUMMARIES OF THE PLAN) CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

                  THE PLAN PROPONENTS AND THE CREDITORS' COMMITTEE BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF ALL CLAIMS. THE PLAN PROPONENTS AND THE CREDITORS' COMMITTEE URGE HOLDERS OF CLASS H-3, 0-3, AND O-4 CLAIMS AND INTERESTS TO VOTE TO ACCEPT THE PLAN.

                  FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XI OF THE DISCLOSURE STATEMENT, ENTITLED "THE SOLICITATION; VOTING PROCEDURE."

                  II. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.       Notice to Holders of Claims and Interests

                  This Disclosure Statement will be transmitted to holders of Claims and Interests that are entitled under the Bankruptcy Code to vote on the Plan. A discussion and listing of those holders of Claims and Interests that are entitled to vote on the Plan and those holders of Claims and Interests that are not entitled to vote on the Plan is provided herein. The purpose of this Disclosure Statement is to provide adequate information to enable such Claim and Interest holders to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

                  The Bankruptcy Court has been asked to approve this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such Claim and Interest holders to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT (WHEN SUCH APPROVAL IS OBTAINED) DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

                  ALL HOLDERS OF CLAIMS AGAINST THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

                  THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement , and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

                  CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES AND ASSUMPTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. The Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.

                  EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTING FIRM AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

B.       Holders of Claims Entitled to Vote

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are in a class that will receive a distribution under a proposed chapter 11 plan are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or interests that receive no distribution on account of their claims or interests are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. Under the Plan, only holders of Claims or Interests in Classes H-3, O-3 and O-4 are entitled to vote on the Plan.

                  The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI in the Disclosure Statement entitled, "Confirmation and Consummation."

                  Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see Section IX.

C.       Solicitation Package

                  Along with the mailing of this Disclosure Statement, as part of the solicitation of acceptances of the Plan, the Debtors will send copies of (1) the Plan; (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time and place of the hearing to consider confirmation of the Plan and related matters, and the time for filing objections to confirmation of the Plan (the "Confirmation Hearing Notice"); (3) if you are the holder of a Claim or Interest entitled to vote on the Plan, one or more Ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan; and (4) the order entered by the Bankruptcy Court approving the procedures to be utilized in soliciting acceptances of the Plan (the "Solicitation Procedures Order").

D.       Voting Procedures, Ballots and Voting Deadline

                  If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one (1) Class and you are entitled to vote Claims in more than one (1) Class, you will receive separate Ballots that must be used for each separate Class of Claims. After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. You must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided.

                  Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

                  IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN JANUARY 22, 2003 AT 4:00 P.M. (EASTERN TIME) (THE "VOTING DEADLINE") BY LOGAN AND COMPANY (THE "VOTING AGENT"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

                  If you have any questions about (1) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or (2) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                        Diamond Brands Operating Corp.
                             c/o Logan and Company
                             546 Upper Valley Road
                           Upper Montclair, NJ 07043
                          (973) 509-3190 (telephone)
                          (973) 509-3191 (facsimile)

E.       Confirmation Hearing and Deadline for Objections to Confirmation

                  Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on January 29, 2002 at 10:00 a.m., prevailing Eastern Time, before the Honorable Randall J. Newsome, United States Bankruptcy Judge, at the United States District Court for the District of Delaware, 844 North King Street, Second Floor, Courtroom 2B, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before January 22, 2003, at 4:00 p.m., prevailing Eastern Time, in the manner set forth in the Solicitation Procedures Order. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                   III. HISTORY AND STRUCTURE OF THE DEBTORS

A.       Overview of Business and Operations

                  1.       Description of the Company's Business
                           -------------------------------------

                  The Debtors are a leading designer, manufacturer and marketer of a broad range of consumer products including disposable plastic cutlery and straws, matches, toothpicks, clothespins and wooden crafts, sold primarily under the nationally recognized Diamond(R) and Forster(R) brand names. As a result of strong brand awareness, the Debtors have established leading and dominant market positions in the plastic cutlery, match, toothpick, clothespin and wooden craft categories. The Debtors' products are distributed to approximately 50,000 retail customers and sold in most major grocery stores, drug stores and mass merchandisers in the United States. The Debtors' three manufacturing facilities are located in Cloquet, Minnesota, East Wilton, Maine and Strong, Maine and their products are sold primarily through a nationwide network of broker organizations, as well as direct to customers through Company sales representatives. The Debtors are headquartered in Cloquet, Minnesota and have approximately 634 employees.

                  The Debtors have a diverse product portfolio and have developed strong relationships with their customers by employing a category management strategy and a corporate rebate program that provides incentives to retailers to buy multiple products. These initiatives, along with the Debtors' diverse product portfolio and market leadership, have created significant barriers for competitors attempting to enter the market. The Debtors believe that they are the low-cost producer in most of their product categories, thus allowing the Debtors and their customers to achieve superior profitability. By providing attractive margins and a diverse product portfolio to retailers, the Debtors have been able to control and increase valuable shelf space and strengthen their customer relationships. The Debtors believe their fundamental strengths include their stable, diverse, and profitable product portfolio of leading brands, as well as their broad and well-established distribution system, both of which provide attractive opportunities for growth.

                  The Debtors believe that there are substantial opportunities to grow their existing business by increasing their marketing focus with the goal of entering new distribution channels and geographic markets. Furthermore, the Debtors believe their products possess substantial brand equity that will facilitate the introduction of logical line extensions also expected to expand the reach of Diamond Brands. Strategic acquisitions also represent an exciting opportunity to grow the business and enter new product segments and distribution channels.

                  The fundamental strength of the Debtors is reflected in their portfolio of leading brands across multiple product categories, with a stable product portfolio and dominant market share. The Debtors' operations are organized into six product groups: Cutlery/Straws ("Cutlery"), Matches and Fire Starters ("Matches"), Toothpicks ("Toothpicks"), Clothespins and Clotheslines ("Laundry Care"), Consumer Wooden Crafts ("Wooden Crafts"), and Institutional/Industrial products ("Institutional/Industrial").

                           (a)      Cutlery/Straws
                                    --------------

                  The Debtors produce a wide range of injection-molded disposable plastic cutlery under the Diamond(R) and Forster(R) brand names. The Debtors' cutlery products are sold in various weights (full-size, heavy-duty and lightweight), colors (including holiday themes) and packages (boxes of 24, 48, bags of 48, 100 etc.). In 1997, the Debtors entered the retail plastic straws category to offer customers a more complete product line and have steadily increased sales in this category. In addition, the Debtors expanded their Cutlery line with servingware. The Debtors also supply private label plastic cutlery to retailers. The Debtors believe that private label sales will continue to represent an attractive growth area. They also hold the leading domestic retail market share in the plastic cutlery category. The Debtors' Cutlery products are sold through Diamond Brands' base of over 50,000 retail outlets in substantially all major grocery stores, drug stores and mass merchandisers in the U.S. In 2001, the Cutlery product group generated gross sales of $55.3 million.

                           (b)      Matches and Fire Starters
                                    -------------------------

                  The Debtors are the only wooden match manufacturer in North America. In 2000, the Debtors consolidated their match brands, which previously included Ohio Blue Tip and Fire Chief, under the widely recognized and highly respected Diamond(R) brand name. Diamond Brands' Matches product lines include kitchen matches, penny matches, fireplace matches, book matches, advertising matches and fire starters (Strike-A-Fire). Moreover, the Debtors are the primary supplier of wooden advertising matches to the two leading distributors of advertising matches in North America. In addition, the Debtors have begun to sell collectible kitchen and penny matches, and have recently developed lines of grill matches and candle matches. The Debtors recently redesigned the packaging of their book matches and moved production in-house into the Cloquet, Minnesota facility from a third-party manufacturer. The majority of the Debtors' products are positioned in non-smoking related segments. Although this category is relatively mature, the Debtors have maintained stable sales and attractive gross margins. The Debtors' Match products are sold in substantially all major grocery stores, drug stores and mass merchandisers in the U.S. In 2001, the Matches product segment generated gross sales of $23.3 million.

                           (c)      Toothpicks
                                    ----------

                  The Debtors sell a wide range of wood toothpick products under the Diamond(R) and Forster(R) brand names, including round, flat, square, colored and specialty toothpicks. The Debtors have recently introduced lines of Parasol Picks, Handi Picks, Shake-A-Picks and Sword Picks. The Debtors believe they are the market leader in toothpicks. Although this category is relatively mature, the Debtors have maintained stable sales and attractive gross margins. The Debtors' toothpick products are sold through grocery stores, mass merchandisers and drug stores. In 2001, the Toothpicks group generated gross sales of $13.7 million.

                           (d)      Clothespins and Clotheslines
                                    ----------------------------

                  The Debtors' Laundry Care products include wooden and plastic clothespins and clotheslines sold under the Diamond(R) and Forster(R) brand names. Recently, the Debtors introduced a 100-count clothespin tray pack and a 50-count clothespin brick pack. These new packages facilitate the ease of display at retail. In 2001, the Debtors' Laundry Care group of products generated gross sales of $6.5 million.

                           (e)      Consumer Wooden Crafts
                                    ----------------------

                  The Debtors' Wooden Crafts include craft sticks, wooden dowels, wood turnings and other wooden shapes, all of which are sold under the Forster(R) brand names. The Debtors' Wooden Crafts are sold primarily through Wal-Mart and craft retail stores, such as Michael's and Jo-Ann Fabrics. In 2001, The Debtors' Wooden Crafts group of products generated gross sales of $6.8 million.

                           (f)      Institutional/Industrial
                                    ------------------------

                  The Debtors' Institutional/Industrial product group encompasses institutional/food service products and industrial woodenware such as corn dog sticks. Products include wrapped toothpicks, heavy-duty reusable plastic cutlery (PermaWare), bulk cutlery, coffee stirrers, skewers, steak markers and other items. The Debtors are the largest producer of corn dog sticks in North America. Institutional/Industrial products are sold directly to food processing manufacturers by the Debtors' sales force. Institutional/Industrial products are utilized by the Debtors' to maximize production runs and enhance profitability through overhead absorption. In 2001, the Institutional/Industrial product group generated gross sales of $7.0 million.

                  2.       History
                           -------

                  DBI's predecessor, Diamond Match, was formed in 1881 following the consolidation of a number of the largest stick or wooden match producers in the United States. In 1895, Diamond Match started producing book matches in manufacturing facilities throughout the United States. Today, the "Diamond" name is still best known for its matches.

                  DBI was formed in 1986 to acquire certain assets of Diamond Match. In 1991, DBI purchased certain assets of Universal Match, making DBI's Cloquet, Minnesota manufacturing facility the sole producer of wooden stick matches in the United States and Canada. In 1995, DBI acquired Forster Holdings, Inc., located in Wilton, Maine, and added plastic cutlery and clothespin production to DBI's product line. In 1997, DBI added candles to its product portfolio through its acquisition of the business of Empire Manufacturing Company and the formation of Empire Candle, Inc. ("Empire").

                  In March 1998, DBI and its existing stockholders (the "Stockholders"), Seaver Kent-TPG Partners, L.P., and Seaver Kent I Parallel, L.P. (collectively, the "Sponsors") entered into a Recapitalization Agreement for the Recapitalization of DBI. In connection with the Recapitalization, DBOC was organized. Pursuant to the Recapitalization Agreement, (i) the Sponsors and other investors purchased $47 million shares of pay-in-kind preferred stock of DBI (the "DBI Preferred Stock"), together with warrants to purchase shares of common stock of DBI (the "DBI Warrants"); (ii) DBI purchased all outstanding shares of DBI's capital stock, other than certain shares having implied value; (iii) DBI issued $84 million of 127/8% Senior Discount Debentures due 2009 (the "DBI Notes"); and (iv) DBOC issued $100 million of 101/8 Senior Subordinated Notes due 2008 (the "DBOC Notes"). Immediately prior to the Recapitalization, DBI transferred substantially all of its assets and liabilities to DBOC, making DBI a holding company.

                  In 1999, the Debtors discontinued their candle operations and subsequently entered into an agreement to sell certain assets and liabilities of Empire for a total consideration of approximately $2,900,000. On December 14, 1999, Empire changed its name to Diamond Brands Kansas, Inc. ("DBK").

                  3.       Financial Results
                           -----------------

                  Set forth in Appendix B is selected unaudited financial data for the Company, including the its direct and indirect subsidiaries, on a consolidated basis for the nine months ended September 30, 2002 and for the years ended December 31, 2000 and 2001.

B.       Capital Structure of the Company

                  1.       Prepetition Equity
                           ------------------

                  DBOC is a Delaware corporation, the capital stock of which is 100% directly owned by DBI, a Minnesota corporation. DBOC directly owns 100% of the capital stock of the remaining Debtor Affiliates, Forster, a Maine corporation and DBK, a Kansas corporation.

                  As of the Petition Date, DBI had 1,481,258 shares of common stock outstanding. Substantially all of DBI's common stock is held by twenty-seven (27) independent shareholders.

                  DBI has approximately $47 million of the DBI Preferred Stock outstanding, as well as the DBI Warrants. The DBI Warrants are exercisable at $0.01 per share of common stock and expire in April 2008. During 1998, 417,382 shares of common stock were issued in connection with the exercise of DBI Warrants and 10,582 DBI Warrants were repurchased by DBI. During 1999, 52,436 DBI Warrants were repurchased by DBI, and during 2000, 10,582 DBI Warrants were repurchased by DBI. As of the Petition Date, 3,205,528 DBI Warrants remained outstanding.

                  2.       The Prepetition Senior Secured Credit Facility
                           ----------------------------------------------

                  As of the Petition Date, DBOC was a party to the Prepetition Credit Agreement with the Prepetition Lenders and Wells Fargo, N.A. as administrative Agent. The Prepetition Credit Agreement obligations were guaranteed by DBI, were secured by liens on substantially all of the Debtors' asserts, and totaled approximately $84 million, before being refinanced by the DIP Facility.

                  3.       Prepetition Notes
                           -----------------

                  As of the Petition Date, there were (i) approximately $31 million of outstanding accreted obligations under the DBI Notes, (ii) approximately $106 million of outstanding obligations under the DBOC Notes, which is comprised of $100,000,000 in principal and $6,103,125 of interest accrued and unpaid as of the Petition Date, and (iii) approximately $10.6 million of outstanding obligations under the DBI Convertible Notes. All such notes are unsecured. Neither the DBI Notes nor the DBI Convertible Notes are guaranteed by any other Debtor. The DBOC Notes are guaranteed by Forster and DBK.

C.       Corporate Structure of the Company

                  1.       Current Corporate Structure
                           ---------------------------

                  The Debtors' principal operating assets are owned by DBOC, a Delaware corporation, and its subsidiaries. DBI, a Minnesota corporation, is the parent holding company and does not own any significant assets other than the stock of DBOC and certain intellectual property. DBOC owns two other subsidiary entities, Forster, a Maine corporation, and DBK, a Kansas corporation.

                  2.       Board of Directors
                           ------------------

         The following persons comprised the Board of Directors (the "Board") of DBI and the other Debtors as of September 19, 2002:


Name                                      Title
----                                      -----
Naresh K. Nakra                           Chairman of the Board and Chief
                                          Executive Officer

Alexander M. Seaver                       Director

Bradley R. Kent                           Director

Alfred Aragona                            Director

Terry R. Peets                            Director

                  Naresh K. Nakra joined the Debtors as President, Chief Executive Officer and a director in April 1998. In 1999, Dr. Nakra was appointed Chairman of the Board. Prior to joining the Debtors, Dr. Nakra served as President and CEO of Gruma Corporation, an U.S. subsidiary of Gruma, S.A., from January 1993 to March 1998.

                  Alexander M. Seaver has been a director of the Debtors since April 1998. Mr. Seaver is a principal and founding member of Seaver Kent. Prior to forming Seaver Kent in October 1996, Mr. Seaver was a general partner with InterWest Partners from 1987 to 1996. At InterWest Partners, Mr. Seaver focused on non- technology acquisitions, recapitalizations and late-stage venture capital investments. Mr. Seaver has served on the board of directors of a variety of companies including Bojangles', Cafe Valley, Heidi's Fine Desserts, Java City and Pacific Grain Products.

                  Bradley R. Kent has been a director of the Debtors since April 1998. Mr. Kent is a principal and founding member of Seaver Kent. Prior to forming Seaver Kent in October 1996, Mr. Kent was a general partner with InterWest Partners from 1987 and 1996. At InterWest Partners, Mr. Kent focused on non-technology acquisitions, recapitalizations and late-stage venture capital investments. Mr. Kent has served on the board of directors of Cafe Valley, Artco-Bell Holding and MidWest Folding Products.

                  Alfred Aragona has been a director of the Debtors since July 1998. From 1998 to 2001, Mr. Aragona served as Chairman and Chief Executive Officer of Cafe Valley, a national baked goods company. From 1992 to 1996, Mr. Aragona served as Chief Executive Officer and President of Pacific Grain Products, Inc. ("Pacific Grain"), an international grain company. Since 1996, Mr. Aragona has served as Chairman of Pacific Grain. From 1986 to 1992, Mr. Aragona served as President and Chief Executive Officer of Uncle Ben's Inc.

                  Terry R. Peets has been a director of the Debtors since July 1998. Mr. Peets served as Chairman of Bruno's Supermarkets, Inc. from 1999 to 2001. From 1995 to 1997, Mr. Peets served as President, Chief Executive Officer and a director of PIA Merchandising Company, Inc. and Executive Vice President of The Vons Companies ("Vons"). Prior to joining Vons, Mr. Peets served in various sales, marketing and operation roles as Senior Vice President, and in 1994, Executive Vice President of Ralphs Grocery Company. Mr. Peets also serves as director of SuperMarkets Online, a division of Catalina Marketing Corporation, a provider of in-store electronic marketing services.

                  3.       Executive Officers
                           ------------------

         The following is a list of the names and positions of the executive officers of DBOC as of September 1, 2002:


Name                                    Title
----                                    -----
Naresh K. Nakra                         Chief Executive Officer

William L. Olson                        Vice President of Finance

James M. Lincoln                        Vice President of Sales

Christopher A. Mathews                  Vice President of Operations

                  William L. Olson joined the Debtors in 1989 as Corporate Accounting Manager. In October 2000, Mr. Olson was appointed Vice President of Finance. Prior to joining the Debtors, Mr. Olson was the Controller of Best Oil/Little Stores, Inc. from 1986 to 1989 and the Controller of Security Oil from 1984 to 1986. Prior to 1984, Mr. Olson served as a certified public accountant for various accounting firms.

                  James M. Lincoln joined the Debtors in 1998 as the Vice President of Sales. Prior to joining the Debtors, Mr. Lincoln was the President of Tool Division, Mid America Hydraulic Repair, Inc. from 1997 to 1998. and served as Vice President of Sales at Carlisle Plastics, Inc. from 1995 to 1997. Mr. Lincoln was employed by James River Corporation from 1981 to 1995.

                  Christopher A. Mathews joined the Debtors in 1986 as the Plant Manager for the Debtors Cloquet, Minnesota facility. In June 1998, Mr. Mathews was appointed Vice President of Operations for all of the Debtors' facilities. Prior to joining the Debtors, Mr. Mathews served as the General Manager of Northern Mining Equipment Corporation from 1981 to 1986 and as the Mill Engineer of United States Steel from 1979 to 1981.

          IV. EVENTS LEADING TO COMMENCEMENT OF THE CHAPTER 11 CASES

                  The Debtors' liabilities arise primarily from the 1998 Recapitalization of the Company, which resulted in a dramatic increase in the Debtors' debt to revenue ratio. These liabilities were further increased by a number of capital improvements and other restructuring events undertaken by the Debtors subsequent to the Recapitalization. Under the Debtors' business plan, these capital improvements were expected to lead to increased revenue, which would, in turn, be used to fund increased operating expenses created by the capital expenditures, as well as to service the debt that had been incurred in connection with the Recapitalization.

                  Notwithstanding their projections, the Debtors were unable to generate the anticipated operating revenue prior to the maturity of numerous debt payment obligations. Specifically, the Debtors' annual revenues for the year 2000 were significantly reduced by the increasing cost of raw materials, primarily with respect to the Debtors' production of cutlery products, which are primarily manufactured from polystyrene resin. Resin, a commodity with high price volatility, has experienced notable price increases brought on by a decrease in supply relative to demand and an increase in global petroleum prices. Due to these increases, before the Petition Date the Debtors were unable to purchase resin at normalized price levels. During 2001, the average purchase price for resin was approximately $.46 per pound, as compared to an average of approximately $.34 per pound for the previous four calendar years. Unfortunately, due to increased competition in the Debtors' core product markets, the Debtors have been unable to pass these costs along to their customers.

                  These increased operational costs, combined with the significant and numerous matured debt payment obligations, left the Debtors' balance sheet in a significantly over-leveraged position relative to their existing operations. Given these factors, the Debtors determined, in their business judgement, that a financial restructuring or sale of the Company was necessary and would best be achieved through the Chapter 11 process.

                              V. CHAPTER 11 CASES

A.       Continuation of Business; Stay of Litigation

                  On May 22, 2001, the Debtors filed petitions for relief under Chapter 11 of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements and with which the Debtors will continue to comply. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

                  An immediate effect of the filing of the Debtors' bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the "breathing room" necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

B.       First Day Orders

                  On the first day hearing (the "First Day Hearing") held in these Chapter 11 Cases, the Debtors filed several motions seeking certain relief by virtue of so-called "first day orders." First day orders are intended to facilitate the transition between a debtor's prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. Many of the first day orders obtained in these cases are typical for large Chapter 11 cases.

                  The first day orders in the Chapter 11 Cases authorized, among other things:

                     (a) the retention of Logan and Company, Inc. as claims and noticing agent (the "Claims Agent") (Docket No. 25);

                     (b) the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date (Docket No. 34);

                     (c) payment of employees' accrued prepetition wages and employee benefit claims (Docket No. 28);

                     (d) payment of prepetition shipping, warehouse, distributor or broker charges and related possessory liens (Docket No. 32);

                     (e) continued utility services during the first months of the Chapter 11 Cases (Docket No. 27);

                     (f) payment of certain prepetition tax claims (Docket No. 29);

                     (g) confirmation that the Debtors' undisputed obligations arising from postpetition delivery of goods will have administrative expense priority status and that certain holders of valid reclamation claims will have administrative expense treatment (Docket No. 31); and

                     (h) the maintenance of certain prepetition customer programs and practices ( Docket No. 30).

                  Importantly, in connection with the requested first-day relief, the Debtors obtained entry of an order (Docket No. 33) (the "Critical Vendor Order") by the Bankruptcy Court authorizing them to continue to pay, in the ordinary course of business, certain critical vendors, subcontractors and other creditors (the "Critical Vendors") that provide goods and services for ongoing projects of the Debtors, subject to a cap of $1.15 million. Absent the ability to make such payments, the Debtors believed that their business would suffer significant harm. By its terms, the Critical Vendor Order requires a vendor or subcontractor whose prepetition claim is paid thereunder to continue to provide goods and services to the Debtors on ordinary payment terms. This mechanism ensured that the Debtors continued to receive trade credit support from their Critical Vendors, which provided a significant liquidity benefit to the Debtors' estates at the early stage of these Chapter 11 Cases.

                  Prior to the First Day Hearing, the Court entered an order granting the Debtors' motion seeking joint administration and procedural consolidation of these Chapter 11 Cases (Docket No. 7) and approved several stipulations negotiated by the Debtors and the Office of the United States Trustee, that provided the Debtors emergency interim relief with respect to
(i) payment of employees' accrued prepetition wages and employee benefit claims, (ii) maintenance of the Debtors' bank accounts and operation of their cash management systems as such systems existed prior to the Petition Date,
(iii) payment of certain critical vendors and service providers, (iv) payment of certain critical distribution charges (v) confirmation that the Debtors' undisputed obligations arising from postpetition delivery of goods will have administrative expense priority status and that certain holders of valid reclamation claims will have administrative expense treatment and prohibiting third parties from reclaiming or interfering with the delivery of goods and
(vi) grating adequate protection and authorizing use of cash collateral, pending the First Day Hearing (Docket Nos. 8-13).

C.       Debtor in Possession Financing

                  1.       The DIP Facility
                           ----------------

                  To ensure that it would have sufficient liquidity to conduct their business during the Chapter 11 Cases, the Debtors believed at the time the Chapter 11 Cases were commenced, that it was in the best interests of the Debtors and their creditors to obtain a commitment for debtor in possession financing that would provide for additional borrowing capacity, and for the ongoing use of cash received by the Company from its customers in the operation of the businesses, which cash constitutes the Prepetition Lenders' cash collateral, as discussed below. Such financing would ensure continued access to sufficient working capital during the pendency of the Chapter 11 Cases and instill confidence in the Debtors' customers, critical vendors and employees that the Debtors would continue as a going concern.

                  Accordingly, as discussed above, at the outset of these cases, the Debtors sought and obtained interim authority to enter into the DIP Facility with Wells Fargo NA, as administrative agent (the "Agent") and the DIP Lenders. The DIP Lenders were comprised of the same group of financial institutions that were the Prepetition Lenders. Final authority to enter into the DIP Facility was granted by the Bankruptcy Court on July 13, 2001. The DIP Facility refinanced or "rolled up" the Debtors' obligations under the Prepetition Credit Agreement including a reserve for the obligations due under the Interest Rate Swap Agreement and provided for secured postpetition financing from the DIP Lenders under a loan facility in an aggregate principal amount not to exceed $92,250,000 together with the amounts reserved for the Interest Rate Swap Agreement. This provided approximately $8.2 million in maximum incremental new borrowing capacity above the amount of obligations under the Prepetition Credit Agreement that were refinanced by the DIP Facility. The DIP Facility had a term of eleven (11) months, expiring on April 30, 2002.

                  Under the terms of the DIP Facility, to secure the repayment of the borrowing and all other obligations arising under the DIP Facility, the Debtors granted the DIP Lenders first priority liens on substantially all of their assets, junior only to other valid liens existing on the Petition Date. Obligations under the DIP Facility were also granted "superpriority" claim status under Section 364(c)(1) of the Bankruptcy Code, meaning they have priority over all other administrative expenses. The liens and claims granted to the DIP Lenders are subject to the fees and expenses of the Office of the United States Trustee under 28 U.S.C. ss. 1930 and the Clerk of the Bankruptcy Court, as well as a $1 million carve-out for fees and disbursements of the professionals of the Debtors and the Creditors' Committee incurred after an event of default under the DIP Facility. The DIP Facility also contains covenants, representations and warranties, events of default, and other terms and conditions typical of credit facilities of a similar nature.

                  Because the results of operations during the Chapter 11 Cases materially exceeded projections made at the outset of the Chapter 11 Cases, the Debtors did not need to utilize the incremental additional funds available under the DIP Facility. As set forth below, the Debtors have cash on hand as of November 20, 2002 of approximately $16.3 million.

                  As discussed in the Overview, the DIP Facility expired by its terms on April 30, 2002. Thereafter, the Debtors entered into a series of forbearance agreements with the DIP Lenders culminating in the DIP Forbearance currently in existence, which expired on October 31, 2002. While no further forbearance has been obtained, the DIP Lenders have not initiated any action to seek to foreclose on their liens; any such attempt would be objected to by the Debtors and the Creditors' Committee. The Debtors continue to pay current interest on outstanding obligations under the DIP Facility, at the default rate of interest set forth in the DIP Facility, which is 200 basis points in excess of the non-default rate.

                  2.       Authorization to Use Cash Collateral
                           ------------------------------------

                  The cash the Debtors had on hand as of the Petition Date, and substantially all cash received by the Debtors during the Chapter 11 Cases, constitutes "Cash Collateral" of the Prepetition Lenders (and after the repayment of the Prepetition Lenders' loans with the DIP Facility, the DIP Lenders). Cash collateral is defined in Section 363 of the Bankruptcy Code and includes, but is not limited to, "cash, negotiable instruments, documents of title, securities, deposit accounts, . . . other cash equivalents . . . and . .. . proceeds, products, offspring, rents or profits of property subject to a security interest . . . ." 11 U.S.C. ss. 363(a). Under the Bankruptcy Code,
the Debtors are prohibited from using, selling, or leasing cash collateral unless either the appropriate creditor(s) consent or the Bankruptcy Court, after notice and a hearing, authorizes such action. Accordingly, in connection with the DIP Facility, the Debtors obtained authority to use the Cash Collateral to pay current operating expenses, including payroll and vendors, to ensure the Debtors' ability to continue uninterrupted the operation of their business. Upon the expiration of the DIP Facility, the Debtors entered into a stipulation with the DIP Lenders allowing continued use of Cash Collateral during the DIP Facility forbearance period.

D.       Appointment of Creditors' Committee

                  On June 11, 2001, the United States Trustee for the District of Delaware appointed, pursuant to Section 1102(a) of the Bankruptcy Code, certain entities to the Official Committee of Unsecured Creditors of the Debtors (the "Creditors' Committee"). Members of the Creditors' Committee have included: Glennfinnan Investment Co.; Hawkeye Capital, L.P.; HSBC Bank, USA; Ohio Valley Plastics, Inc.; State Street Bank & Trust Company; and Stone Management Corporation. On August 20, 2002, Glennfinnan Investment Co. (which is an affiliate of the Trump Group, one of the bidders that participated in the auction process summarized in the Overview) resigned from the Creditors' Committee. On or about June 11, 2002, the Creditors' Committee retained Blank, Rome, Comisky McCauley LLP as its counsel and on or about May 6, 2002, the Creditors' Committee retained Loeb Partners Corporation as its financial advisor and investment banker.

E.       Other Material Relief Obtained During the Chapter 11 Cases

                  In addition to the first day relief sought in these Chapter 11 Cases, the Debtors have sought or anticipate seeking authority with respect to a multitude of matters designed to assist in the administration of the Chapter 11 Cases, to maximize the value of the Debtors' estates and to provide the foundation for the Debtors' emergence from Chapter 11. Set forth below is a brief summary of certain of the principal motions the Debtors have filed during the pendency of the Chapter 11 Cases.

                  1.       Retention of Debtor' Professionals
                           ----------------------------------

                  During these Chapter 11 Cases, the Bankruptcy Court has authorized the retention of various professionals by the Debtors, including:
(i) the retention of Skadden, Arps, Slate, Meagher & Flom and its affiliated law practice entities as counsel (Docket No. 141); (ii) the retention of Jefferies & Company, Inc. as financial advisor (Docket No. 117); (iii) the retention of Arthur Anderson LLP as auditors and tax consultants (Docket No.
124); (iv) the retention of Duane, Morris & Heckscher LLP as special counsel (Docket No. 355); and (v) the retention of RSM McGladrey, Inc. as tax consultants (replacing Arthur Andersen after the dissolution of its Minneapolis office) (Docket No.464).

                  2.       Employee Retention Program
                  --       --------------------------

                  On July 24, 2001 (Docket No. 118), the Bankruptcy Court approved a retention program designed to retain key executives and employees. The retention program includes two components. The first component is a pay-to-stay bonus payable in four installments throughout these Chapter 11 Cases, calculated based on the employee's importance to the Debtors and the Chapter 11 Cases, marketability of the employee's skills and likelihood of departure and financial constraints faced by the Debtors. The second component is a performance bonus based upon the Debtors' achieving certain EBITDA targets, and payable upon confirmation of a plan of reorganization.

                  3.       Extension of Time to Assume or Reject Leases
                           --------------------------------------------

                  Given the complexity of these Chapter 11 Cases, the Debtors were unable to complete their analysis of all nonresidential real property leases during the time limitation prescribed by Section 365(d)(4) of the Bankruptcy Code. Upon motion of the Debtors, on August 15, 2001, the Bankruptcy Court extended the time by which the Debtors must assume or reject leases of nonresidential real property for five (5) months, through and including December 20, 2001 (Docket No. 140). Thereafter, pursuant to orders of the Bankruptcy Court dated January 14, 2002 (Docket No. 248), April 15, 2002 (Docket No. 327) and July 16, 2002 (Docket No. 414), the Bankruptcy Court extended the Debtors' time to assume or reject by consecutive three month periods. On October 11, 2002, the Bankruptcy Court entered an order (Docket No. 509) further extending the Debtors time to assume or reject through January 31, 2003 or confirmation of a plan of reorganization.

                  4.       Extension of Exclusive Periods
                           ------------------------------

                  Pursuant to orders of the Bankruptcy Court dated September 17, 2001 (Docket No. 172), January 16, 2002 (Docket No. 248) and April 22, 2002 (Docket No. 343), the Bankruptcy Court extended the Debtors' exclusive period to propose a plan of reorganization (the "Plan Proposal Period") and to solicit acceptances of such plan (the "Solicitation Period", and together with the Plan Proposal Period, the "Exclusive Periods"). On September 17, 2001, the Bankruptcy Court extended the Plan Proposal Period through December 19, 2001 and the Solicitation Period through February 17, 2002. On January 16, 2002 the Bankruptcy Court further extended the Plan Proposal Period through March 19, 2002 and the Solicitation Period through May 17, 2002, and on April 22, 2002, the Bankruptcy Court further extended the Plan Proposal Period through June 17, 2002 and the Solicitation Period through August 15, 2002. On June 14, 2002, the Debtors filed a motion seeking to further extend the Plan Proposal and Solicitation Periods (Docket No. 381). As discussed in the Overview, at a hearing held on August 29, 2002, the Debtors voluntarily agreed with the Court that termination of the Exclusive Periods was appropriate given the procedural posture of these cases, thus mooting the necessity of a decision on the motion.

F.       Summary of Claims Process and Bar Date

                  1.       Schedules and Statements of Financial Affairs
                           ---------------------------------------------

                  The Debtors filed Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the "Schedules and Statements") with the Bankruptcy Court on July 6, 2001 (Docket Nos. 84-91). Among other things, the Schedules and Statements set forth the Claims of known creditors against the Debtors as of the Petition Date, based upon the Debtors' books and records.

                  2.       Claims Bar Date and Proofs of Claim
                           -----------------------------------

                  On, July 30, 2001, the Debtors filed a motion with the Bankruptcy Court to establish the general deadline for filing proofs of claim against the Debtors by those creditors required to do so (Docket No. 178) (the "Bar Date"). On August 15, 2001 the Bankruptcy Court established the Bar Date as October 1, 2001. The Bankruptcy Court's order establishing the Bar Date (Docket No. 142) (the "Bar Date Order") requires that the Debtors' Claims Agent provide notice of the Bar Date by mailing: (i) a notice of Bar Date;
(ii) a proof of claim form; and (iii) a notice of either unliquidated, contingent and/or disputed claim or liquidated, non-contingent and undisputed claim upon the requisite persons or entities. The Bar Date and the Debtors' completion of their preliminary review of all Claims filed is anticipated to be completed after the Confirmation Date.

                  Excluding proofs of claim filed relating to the Prepetition Credit Agreement, approximately 160 proofs of claim asserting claims in excess of $1 billion (in the aggregate) have been filed against the Debtors. A significant amount of the proofs of claim filed are either duplicative, as based upon guarantees, or are based upon intercompany relationships. In addition, numerous Claims were asserted by various alleged creditors in unliquidated amounts. The Debtors believe that numerous other claims that have been asserted or threatened to be asserted are without merit and intent to object to all such Claims. There can be no assurance that the Debtors will be successful in contesting any of such Claims. Although the Debtors' completion of their review of all Claims filed is anticipated to be completed after the Confirmation Date, based upon the review of Claims and reconciliation of Proofs of Claim conducted to date, the Debtors believe that general unsecured trade claims are likely to become allowed claims in the aggregate amount of $500,000. However, the Debtors do not anticipate having reviewed and fully analyzed all Proofs of Claim filed in these cases by the Confirmation Date. Accordingly, the actual amount of general unsecured trade claims that ultimately become Allowed Claims could materially exceed $500,000, and, if so, estimated percentage recoveries for holders of General Unsecured Claims could be less than as estimated in this Disclosure Statement.

G.       Summary of Material Litigation Matters

                  During the Chapter 11 Cases to date, the Debtors commenced or were involved in a number of lawsuits. A summary of the significant actions is set forth below. In addition, the Debtors are parties to certain other litigation that has arisen in the ordinary course of business. The Debtors do not believe that the ultimate resolution of these matters will have a material adverse affect on the Debtors' financial condition, results of operations or cash flow.

                  1.       Misemer Action
                           --------------

                  On or about November 5, 1999, Plaintiffs Kent A. Misemer, an individual, Kent A. Misemer, as Trustee under the Kent A. Misemer Revocable Trust, and SMTM, Inc. f/k/a Empire Mfg. Company, (collectively, "Plaintiffs") commenced an action in the District Court of Wyandotte County, Kansas (the "Trial Court") seeking a temporary restraining order and a determination that Empire Candle, Inc. (n/k/a Diamond Brands Kansas, Inc.) ("Empire") had anticipatorily and partially breached provisions of the asset purchase agreement (the "Sale Agreement") between Empire and Plaintiffs for the sale of substantially all of the assets of Empire Manufacturing Company (n/k/a SMTM, Inc.) related to the disposition of obsolete inventory. On or about November
1, 2000, the Trial Court issued a judgment (the "Judgment") in Plaintiffs' favor for the amount of $1.2 million. Empire appealed this Judgment (the "Appeal"), and, as part of the Appeal, on or about January 12, 2001, United States Fire Insurance Company ("USFIC") issued a supersedeas bond in favor of Plaintiffs in the amount of $1.6 million, which bond was secured by a $1.9 million letter of credit issued by the Prepetition Lenders. The Judgment was affirmed on appeal, and, on or about May 17, 2002, pursuant to Plaintiffs' demand, USFIC issued payment for the Judgment, interest and court costs in the amount of $1,356,585.47. On or about August 23, 2002, Plaintiffs commenced an adversary proceeding (Adv. Pro. No. 02-5304 (RJN)) seeking a determination, on various legal grounds, confirming their entitlement to reimbursement for attorneys' fees and expenses incurred while defending the Appeal. Plaintiffs complaint is currently the subject of a motion to dismiss filed by DBI and DBK.

                  2.       Wells Fargo Swap Agreement
                           --------------------------

                  The Prepetition Credit Agreement contained an affirmative covenant that required DBOC to maintain one or more Interest Rate Agreements with respect to the loans provided under the Credit Agreement. In compliance with this covenant, on or about May 7, 1998, DBI entered into the Wells Fargo Swap Agreement. The Wells Fargo Swap Agreement requires Wells Fargo, as the "Floating Rate Payer," to pay DBI, as the "Fixed Rate Payer," the amount the "Floating Rate Payment" exceeds the "Fixed Rate Payment" on certain defined payment dates, and vice versa. DBI's obligation to pay under the Wells Fargo Swap Agreement is secured by a security interest in all or substantially all of its assets.

                  On or about October 30, 2001, the Creditors' Committee initiated an adversary proceeding against Wells Fargo, as agent and in its individual capacity, seeking to avoid the liens and security interests of Wells Fargo and other Lenders in certain of the Debtors' assets and declarations regarding the Wells Fargo Swap Agreement to the partial effect that operating company Debtors were not liable to Wells Fargo in connection with the Wells Fargo Swap Agreement. Simultaneously therewith, the Creditors' Committee objected to certain Lender claims and filed a defensive motion (due to the DIP Order) to confirm its standing to initiate the above-referenced adversary proceeding. Subsequently, Wells Fargo timely answered this complaint, responded to the claims objections and objected to the Creditors' Committee standing. In November, 2001, the Court entered an Order confirming the Committee's standing to sue Wells Fargo.

                  On or about December 4, 2001, Wells Fargo commenced an adversary proceeding (Adv. Pro. No. 01-08981 (RJN)) seeking a declaratory judgment that the designation of DBI as the "Fixed Rate Payor" was a clerical error and that DBOC, not DBI, was intended to be the "Fixed Rate Payor" under the terms of the Wells Fargo Swap Agreement (the "Reformation Action"). DBOC does not object to the relief sought by Wells Fargo. On or about January 4, 2002, the Creditors' Committee filed a motion seeking to intervene in the Reformation Action (Adv. Pro. Docket No. 4). On January 16, 2002, the Bankruptcy Court entered a consent order (Adv. Pro. Docket No. 15) granting the Creditors' Committee's motion. Thereafter, in connection with the parties subsequent agreement to mediate their dispute, a mediation was held on March 11, 2002. Following the mediation, the parties agreed informally to stay the Reformation Action pending further plan of reorganization discussions.

                  Pursuant to the Plan, all amounts owing pursuant to the Wells Fargo Swap Agreement constitute Allowed DIP Facility Claims that will be assumed by the Purchaser and paid in full on the Effective Date. In addition, pursuant to the Plan, the Confirmation Order shall constitute a final, non-appealable judgment in favor of Wells Fargo in the Reformation Action. The Plan operates to dismiss with prejudice on the Effective Date all Claims, complaints, objections, litigation and causes of action against Wells Fargo and the other DIP Lenders arising out of or related to Wells Fargo Swap Agreement.

                  3.       DIP Lender Adversary Proceeding
                           -------------------------------

                  Under the Plan, as of the Effective Date, the Confirmation Order shall constitute a non-appealable judgment in favor of the DIP Lenders in the adversary proceeding commenced by the Creditors' Committee against the DIP Lenders. The Plan operates to dismiss with prejudice such action on the Effective Date.

H.       Development and Summary of The Debtors' Business Plan

                  The Debtors' management team has created and implemented a long-term business plan aimed at ensuring the continued success of the businesses. This business plan may or may not be implemented by the Purchaser, which will control management of the Company going forward. Because the Plan provides for a sale of the Debtors' assets to Jarden and the subsequent distribution of sale proceeds to creditors, whether Jarden operates the Company's businesses consistent with the business plan currently in place under existing management, will not materially impact the distributions to creditors under the Plan.(5)

                   The Debtors' business plan consists of two components. The first component is designed to enhance the Debtors' strong market position and increase sales and EBITDA by focusing on five strategic elements. The second component focuses on each of the particular categories of products manufactured by the Debtors and the potential opportunities for the Debtors with respect to such categories.

                  1.       Strategic Elements
                   -       ------------------

                  The Debtors have targeted five key elements in their plan to strengthen their market positions and increase sales and EBITDA, as follows:

                           (a)     Continue to Produce High Quality Products
                                   -----------------------------------------

                  The Debtors believe that product quality has been a key factor in their success and intend to continue manufacturing high quality products in a cost-efficient manner in each of their product categories. The Debtors believe that their products are of superior or equivalent quality compared to those of their competitors, and that their brand names are "Made in the USA" label distinguish the Debtors' products from those of its competitors.


______________

(5) As set forth in the Overview, it is possible that the $6 million to be paid to the Debtors six months after Closing as "Additional Consideration" will be paid, at Jarden's election, in the form of Jarden common stock rather than cash.

                           (b)      Expand Category Management Strategy to
                                    --------------------------------------
                                    Increase Retail Shelf Space
                                    ---------------------------

                  The Debtors utilize a category management strategy to maintain and increase shelf space for their products at retail outlets. A central element of this strategy is their corporate rebate program, which provides incentives to grocery retailers to buy multiple products from the Company. The Debtors intend to expand their corporate rebate program to include additional grocery retailers. The category management strategy also includes consolidated invoicing and shipping across the Debtors' product lines, which allows retailers to lower buying costs and reduce their number of suppliers.


                           (c)      Enter New Distribution Channels
                                    -------------------------------

                  The Debtors' products are sold primarily through grocery stores, drug stores, mass merchandisers and warehouse clubs in the United States. While the Debtors' have been successful in these distribution channels, management believes there is potential to increase sales and EBITDA by: (i) penetrating additional retail outlets including gift stores and party supply stores; (ii) increasing sales efforts in the food service industry; and
(iii) entering international markets. The Company intends to utilize their strong brand names, diverse product portfolio and cost-efficient manufacturing to facilitate their entry into new distribution channels.



                           (d)     Capitalize on Strong Brand Names and National
                                   ---------------------------------------------
                                   Distribution to Introduce New Products
                                   --------------------------------------

                  The Debtors intend to continue developing new products and product line extensions designed to capitalize on the Debtors' strong brand names and existing distribution and manufacturing capabilities. The Debtors intend to use their category management and strategy and existing relationships with retailers to secure retail shelf space for these new products.

                (e)  Pursue Attractive Acquisition Opportunities
                     -------------------------------------------

                  As set forth in more detail herein, the Debtors have successfully completed and integrated three strategic acquisitions in the last seven years. The Debtors believe there are additional opportunities to generate incremental sales and EBITDA through strategic acquisitions. The Debtors intend to continue to pursue strategic acquisitions that: (i) add to or complement their product portfolio; (ii) leverage their existing distribution and manufacturing capabilities; or (iii) provide access to new distribution channels for their products.

                  2.       Product Categories
                           ------------------

                  The Debtors' operations are organized into six product categories: Cutlery/Straws, Matches and Firestarters, Toothpicks, Clothespins and Clotheslines, Consumer Wooden Crafts and Institutional/Industrial products. In connection with implementing the strategies addressed by the elements listed above, the Debtors' business plan is also specifically tailored to each of the six product categories.

                           (a)      Cutlery/Straws
                                    --------------

                  The Debtors' strategy in the Cutlery segment focuses on: (i) expanding the Debtors' current category management strategy in grocery stores by emphasizing the corporate rebate program; (ii) increasing private label sales to better utilize the Debtors' low cost manufacturing capabilities;
(iii) providing consumer promotions such as coupon inserts and "buy-one-get-one-free" offers, etc.; and (iv) supporting straw products through cross- promotion with plastic cutlery. In addition, the Debtors have completed a consumer research study regarding its cutlery product lines. The survey results indicated that consumers purchased cutlery products as an impulse purchase. As a result, the Debtors have begun initiatives to have retailers display Diamond Brands goods in several areas of their stores including checkout counters, allowing consumers several opportunities to decide to purchase the Debtors' products. Moreover, the survey indicated that consumers desired clear plastic cutlery and as a result, Diamond Brands has redesigned its packaging of these products and started to market clear full-size cutlery. The Debtors believe that through these strategic initiatives they can expand their leadership position in cutlery and continue to grow at rates faster than the overall market.

                  In addition to the strategy outlined above, the Debtors believe that there are several opportunities to significantly expand the business. For example, while the Debtors are the leading player in plastic cutlery sold at retail, they have not focused on the institutional market, which is four times as large as the retail market. The Debtors believe they could leverage their strong brand name and low cost manufacturing capabilities and become a significant player in the institutional channel. There are additional opportunities to expand into plastic cups and plates and party goods as well as the potential to sell plastic cutlery internationally.

                           (b)      Matches and Firestarters
                                    ------------------------

                  The Debtors' strategy in Matches focuses on maintaining shelf space to maximize sales and profitability. As part of this strategy, in 1999, the Debtors consolidated their match brands, which previously included Ohio Blue Tip and Fire Chief, under the widely recognized Diamond(R) brand name and have recently redesigned some of the packaging of these products. The Debtors also use match sales to cross promote other products. For example, the Debtors have run promotions in which inside a box of Diamond Brands kitchen matches a consumer will find a $0.50 off coupon for Diamond plastic cutlery. With respect to the fire starter products, the Debtors plan to continue heavy trade promotions (29% of gross sales) in order to build distribution. The Debtors consider fire starter products to be a growth segment.

                  As part of the implementation of this strategy, the Debtors have recently developed several new product lines, including collectible kitchen and penny matches, candle matches and grill matches, and have redesigned its fireplace matches, which they believe will contribute to increased sales in the near term. The Debtors new fireplace matches and collectible kitchen matches are already in stores. The Debtors other new product lines, however, have been introduced in some stores since early 2001. These specialized products will be merchandised in appropriate retail sections, such as the grill matches in the barbecue and outdoor sections and the candle matches in the candle sections. In some cases, these new products may be introduced next to the Debtors' existing products with additional shelf space being allotted to the new products. While the Debtors believe a minor degree of product cannibalization could result, sales of the Debtors' new products will result in increased revenue and profitability due to their better margins. Additionally, the Debtors believe that significant opportunities exist for expansion of their advertising matches segment. Additionally, opportunities exist for expansion through distribution in camping/outdoor stores. The Debtors believe there are also opportunities to increase distribution of their match products internationally.

                           (c)      Toothpicks
                                    ----------

                  The Debtors consider Toothpicks to be a stable category with substantial and maintainable margins. Their toothpick strategy focuses on maintaining shelf space to maximize sales and profitability. The Debtors believe that new products, such as handi picks, shake- a-picks, frill pick clip strips, sword pick clip strips, and parasol pick clip strips, could expand category growth. Clip strips are hanging packages that are placed in multiple places in stores in order to encourage impulse purchases. The Debtors also believe that there are opportunities to increase distribution of their toothpick products internationally.

                           (d)      Clothespins and Clotheslines
                                    ----------------------------

                  The Debtors' Laundry Care strategy focuses on controlling shelf space to maximize sales and profitability. In addition, the Debtors intend to aggressively pursue distribution of clothespins at key food store accounts such as Albertson's and Kroger with a focus on the "Made in the USA" product. The Debtors will also continue to aggressively cross-market their clothespin and clothesline products.

                           (e)      Consumer Wooden Crafts
                                    ----------------------

                  The strategy for Wooden Crafts is to capitalize on the popularity of wooden crafts, particularly the Woodsies product line and to increase sales through introduction of new products. The Debtors intend to increase sales to its key customers with new wooden craft displays. The Debtors utilize project sheets with craft ideas that are displayed in stores to promote their products. The Debtors also use print advertising in craft magazines and occasionally participate in television advertising on craft television shows. The Debtors believe there are opportunities to increase distribution of their wooden crafts products internationally.

                           (f)      Institutional/Industrial Products
                                    ---------------------------------

                  Although the Debtors have the manufacturing expertise, to date, they have chosen not to invest in the marketing support to develop product lines to effectively compete in the institutional class of trade. The Debtors are exploring a more marketing oriented approach, particularly with respect to the food service industry, which could assist them in building their presence in the institutional market. The Debtors' PermaWare product, an indestructible, reusable line of plastic cutlery, has been well received in prisons, hospitals and other institutions.

                  3.       Projections
                           -----------

                  As described in the Overview and below, the Plan provides for the Sale of substantially all of the Debtors' assets to Jarden, and the distribution of proceeds from the Sale to creditors. Because the Plan provides that holders of Allowed Claims will receive proceeds from the Sale, the Plan Proponents and the Creditors' Committee do not believe that forward-looking financial projections regarding the Reorganized Debtors are relevant to a decision by creditors whether to accept or reject the Plan. Accordingly, this Disclosure Statement does not include forward-looking financial projections for the Company after its acquisition by Jarden.

                   VI. SUMMARY OF THE PLAN OF REORGANIZATION

                  THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

                  THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS AND OTHER PARTIES IN INTEREST.

A.       Purpose and Effect of the Plan

                  Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 case.

                  The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

                  The Plan provides for the Sale of substantially all of the assets of the Debtors to Jarden, and for the Debtors (via a Plan Administrator to be selected by the Debtors with the consent of the Creditors' Committee) to distribute the proceeds of such Sale to various creditors as contemplated under the Plan and subsequently wind up the Debtors' corporate affairs. Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative seniority and other criteria.

                   If the Plan is confirmed by the Bankruptcy Court and consummated, the Claims of the various Classes will be treated in accordance with the Plan provisions in such Plan for each such Class. On the Effective Date and at certain times thereafter, the Reorganized Debtors will make distributions to certain Classes of Claims as provided in such Plan. A general description of the Classes of Claims against the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.


B.       The Purchase Agreement

                  The Purchase Agreement pursuant to which the Debtors will sell their assets to Jarden is attached to the Plan as Exhibit 1. The following summary is qualified in its entirety by the actual Purchase Agreement itself.

                  1.       Consummation of Transactions Contemplated by
                           --------------------------------------------
                           Purchase Agreement
                           ------------------

                  Under the Plan, on the Effective Date, the Debtors shall consummate the transactions contemplated by the Purchase Agreement, attached to the Plan as Exhibit 1, pursuant to the terms of the Purchase Agreement, in exchange for the Total Consideration; provided that the conditions precedent set forth in the Purchase Agreement have been satisfied in accordance with the terms of the Purchase Agreement (or waived by the Purchaser or the Debtors, as the case may be, in accordance with the terms of the Purchase Agreement), and provided that the representations and warranties of the parties are materially true as of such date. The Total Consideration is summarized in the Overview.

                           (a)      Transfer of Acquired Assets
                                    ---------------------------

                  Under the Plan, on the Effective Date, the Debtors shall tender to the Purchaser duly executed bills of sale and assignment or other appropriate instruments and documents transferring title to and interest in those Acquired Assets and Acquired Product Lines, subject to Permitted Liens, conveyed to the Purchaser pursuant to the Purchase Agreement free and clear of all Liens and interests.

                           (b)      Unassumed Liabilities
                                    ---------------------

                  Under the Plan, the Purchaser shall acquire the Acquired Assets and the Acquired Products Lines free and clear of the Unassumed Liabilities (as defined in section 2.4 of the Purchase Agreement). Confirmation of the Plan shall be deemed a release of all Liens and all Unassumed Liabilities, in each case, as to the Acquired Assets and the Acquired Product Lines.

                           (c)      Assumed Obligations
                                    -------------------

                  Under the Plan, subject to the terms and conditions set forth in the Purchase Agreement, at the Closing, Jarden will assume from the Debtors and thereafter be responsible for the payment and/or performance of, in accordance with their terms, the Assumed Obligations. The Assumed Obligations consist of the following: (i) obligations under Assumed Contracts first arising after the Closing, (ii) the "Pay to Stay Bonus" and "Performance Bonus" payments under the Debtors' Key Employee Retention Program in an amount not to exceed $1,200,000,

(iii) obligations associated with the Assumed Plans, (iv) obligations with respect to any unused vacation or sick leave earned and accrued (to the extent not paid) by Rehired Employees as of the Closing Date; (v) obligations with respect to Rehired Employees' wages and salary earned and accrued (to the extent not paid) as of the Closing Date and (vi) the Liabilities set forth on
Schedule 2.2.1(vi) of the Purchase Agreement; provided, that such section does not limit any claims or defenses Jarden may have in respect of the Assumed Obligations against any Person other than the Debtors.

                           (d)      Other Documents and Actions
                                    ---------------------------

                  Under the Plan, on the Effective Date, the Debtors shall deliver, or cause to be delivered, to the Purchaser all other certificates and documents required to be delivered by the Debtors under the Purchase Agreement, in such form and executed in such manner as required by the Purchase Agreement.

                  2.       Funding of the Purchase Price
                           -----------------------------

                  Under the Plan, the Purchase Price will be distributed as follows:

                           (a)      Cash Consideration
                                    ------------------

                  On the Effective Date, the Cash Consideration shall be paid directly to the DIP Lenders to the extent of the Debtors' outstanding indebtedness obligations, including all fees, expenses, and charges as set forth in the DIP Loan Agreement, but excluding all accrued interest (which interest will be paid from the Debtors' Cash). Any remaining Cash Consideration will be paid to the Debtors, who will make all payments (including the setting aside of reserves to pay Disputed Claims and Allowed Claims which are to be paid after the Effective Date) required to be made under this Plan by the Debtors or the Disbursing Agent, including payments due under the KERP program, which payments will not reduce the Cash Consideration. On the Effective Date, the Interest Rate Swap Agreement shall be terminated as of the close of the market on the Effective Date, and the Purchaser shall pay all amounts owing under and in connection with the Interest Rate Swap Agreement (provided that the Termination Amount as defined in the Interest Rate Swap Agreement shall be determined as follows: (i) prior to the Confirmation Date, the Purchaser and Wells Fargo Bank, National Association shall select five (5) national leading commercial banks (the "Confirmation Banks") which each shall be directed to provide the parties with the Termination Amount as of the close of the market (12:00 noon, Pacific Standard
Time) on the Effective Date, (ii) the highest and lowest figures provided by the Confirmation Banks shall be disregarded, and the remaining three figures shall be averaged, (iii) the average of the three remaining figures provided by the Confirmation Banks as provided in (ii) herein shall be conclusively accepted by the parties as the Termination Amount to be paid by Purchaser), including fees, expenses and charges, including legal expenses.

                           (b)      Additional Consideration
                                    ------------------------

                  No later than six (6) months following the Closing Date, the Purchaser shall deliver pursuant to the Purchase Agreement either (i) $6,000,000 in cash payable by wire transfer of immediately available funds or
(ii) shares of the Purchaser's common stock with an aggregate fair market value of $6,000,000 as of the date of delivery of such shares (the amount referred to in either (i) or (ii) above is referred to as the "Additional Consideration"). The Purchaser shall have the sole election to decide whether to deliver cash or shares of its common stock as the Additional Consideration. At least 10 Business Days prior to the Closing, the Purchaser shall deliver the Letter of Credit in the amount of the Additional Consideration. In the event the Purchaser elects to deliver shares of its common stock as the Additional Consideration, such shares shall be freely tradeable, registered and qualified for listing prior to their issuance. For purposes of determining the fair market value of the Purchaser's common stock, the average of the closing prices of the sales of the Purchaser's Common Stock on all securities exchanges on which the Purchaser's Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Purchaser's Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Purchaser's Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period consisting of the twenty (20) consecutive Business Days immediately preceding the fifth Business Day preceding the date of issuance.

                  3.       Sources for Plan Distributions
                           ------------------------------

                  Under the Plan, all Cash necessary for the Debtors or the Disbursing Agent to make payments of Cash pursuant to the Plan shall be obtained from the Cash Consideration and the Additional Consideration obtained from the consummation of the transactions contemplated by the Purchase Agreement, and Cash or other assets, if any, excluded from the Acquired Assets which is property of one or more Estates.

                  4.       Other Provisions
                           ----------------

                  The Purchase Agreement contains additional provisions regarding (a) the assumption of certain other liabilities, including designated contracts and leases, (b) conditions to closing, (c) representations and warranties and (d) covenants by the parties. The Debtors and the Creditors' Committee believe that these provisions are reasonable and customary for similar transactions.

C.       Substantive Consolidation

                  The Plan is premised on the substantive consolidation of the Estates that comprise the DBOC Debtors only for purposes of voting on, distributions under, and Confirmation of the Plan. The Plan does not provide for the substantive consolidation of DBI and the DBOC Debtors for any purpose, and thus this Plan constitutes separate plans for each of DBI and the DBOC Debtors.

                   On the Effective Date, (a) all assets and liabilities of the DBOC Debtors shall be treated as though they were consolidated for Plan purposes into the assets and liabilities of DBOC; (b) no distributions shall made under the Plan on account of Intercompany Claims; (c) no distributions shall be made under the Plan on account of DBOC Interests; and (d) all guarantees of the Debtors of the obligations of any other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of the consolidated Debtors. Such substantive consolidation (other than for purposes related to the Plan) shall not affect (i) the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or Reorganized DBOC to effect Restructuring Transactions as provided in Section 4.7 of the Plan,
(ii) Intercompany Claims, (iii) DBOC Interests, and (iv) pre and post Commencement Date guarantees that are required to be maintained (x) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed, or (y) pursuant to the Plan.

                  The propriety of substantive consolidation must be evaluated on a case-by-case basis. Earlier cases relied on the presence or absence of certain elements that are similar to factors relevant to piercing the corporate veil under applicable state law. More recent cases, however, while not ignoring these elements, have applied a less mechanical approach. The extensive list of elements and factors frequently cited and relied upon by other courts in determining the propriety of substantive consolidation are may be viewed as variants on two critical factors, namely, (i) whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors. Some courts have viewed those elements and factors as examples of information that may be useful to courts charged with deciding whether there is substantial identity between the entities to be consolidated and whether consolidation is necessary to avoid some harm or to realize some benefit.

                  Among the factors or elements looked to by courts are the courts are the following:

                  o the degree of difficulty in segregating and ascertaining the individual assets and liabilities of the entities to be consolidated;

                  o the presence or absence of consolidated financial statements among the entities to be consolidated;

                  o the commingling of assets and business functions among the entities to be consolidated;

                  o the unity of interests and ownership among the various entities;

                  o the existence of parent and intercorporate guarantees on loans to the various entities; and

                  o the transfer of assets to and from the various entities without formal observance of corporate formalities.

                  The Debtors believe that the facts and circumstances surrounding the historical business operations of the Debtors support substantive consolidation in these Chapter 11 Cases with respect to the DBOC Debtors. The DBOC Debtors, together, are the operating entities of the Debtors, and together own the Debtors' material operating assets. The DBOC Notes, which are DBOC's principal outstanding prepetition debt obligation, are guaranteed by the DBOC subsidiaries. In addition, the DBOC Debtors have shared a centralized cash management system. As an outgrowth of this consolidated cash management system, intercompany loans routinely were made by and between DBOC and Forster in the ordinary course of the Debtors' business. Due to the volume of transactions between the DBOC Debtors, it would be extraordinarily time consuming and prohibitively expensive for the Debtors to determine on an Estate by Estate basis the adjustments needed to approximate intercompany balances reasonably. Even then, there can be no assurance that the end product would be a fair approximation of such balances due to (a) numerous uncertainties with respect to available historical knowledge and support documentation and (b) complexities such as extensive acquisition and disposition activity by the DBOC Debtors.

                  These factors are not the same as between DBI and the DBOC Debtors. The DBI Notes are not guaranteed by any DBOC Debtor. The DBOC Notes are not guaranteed by DBI. DBI has been a holding company since the 1998 Recapitalization, owning no material operating assets and conducting no operations.

                  Substantive consolidation is an equitable remedy that a bankruptcy court may be asked to apply in chapter 11 cases involving affiliated debtors. Substantive consolidation for plan purposes can involve the pooling of the assets and liabilities of the affected debtors. In substantive consolidation for plan purposes, for such purposes only, multiple debtors are treated as if they are a single corporate economic entity for purposes defined in a plan.

                  The Debtors believe substantive consolidation with respect to the DBOC Debtors is warranted in light of the criteria established by the courts in ruling on the propriety of substantive consolidation in other cases, but that it is not appropriate with respect to DBI. A DBI creditor, Stephen Compagni Portis ("Portis"), filed a motion with the Bankruptcy Court requesting substantive consolidation (the "Portis Motion") of DBI and all other Debtors. That motion has been continued by the Bankruptcy Court, and is essentially resolved under the terms of the Plan. Based on discussions with counsel for Portis, the Debtors and the Creditors' Committee expect that the Portis Motion will be withdrawn, and that counsel for Portis will file a motion seeking reimbursement of its fees and expenses with respect to the Portis Motion. The Debtor and the Creditors' Committee believe that allowance of an administrative claim for Portis' reasonable fees and expenses as determined by the Bankruptcy Court is appropriate and will not object to such motion for reimbursement as an administrative expense, to the extent such request does not exceed $75,000.

                  While the Debtors do not believe that substantive consolidation of DBI and the DBOC Debtors is appropriate, the Debtors recognize that (1) DBI owns certain intellectual property, (2) there are certain claims that could be asserted between DBI and DBOC, (3) there are certain tax benefits available to the Estates related to the stock of DBOC, which is owned by DBI, and (4) the Debtors' views on substantive consolidation differ from those of the DBI creditor that has requested substantive consolidation, and the Bankruptcy Court is ultimate arbiter of such dispute. Accordingly, while the Plan does not propose to substantively consolidate DBI and the DBOC Debtors, the Plan does propose to allocate to DBI for distribution to DBI creditors a portion of the proceeds of the Sale, as determined pursuant to a formula contained in the Plan. See Section VI.E below for a summary of the formula.

D.       Classification and Treatment of Claims and Interests

                  Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with Section 1122, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than DIP Facility Claims, Administrative Claims and Priority Tax Claims which, pursuant to Section 1123(a)(1), do not need to be classified). The Plan Proponents also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

                  The Plan Proponents believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Plan Proponent may, to the extent permitted by the Bankruptcy Code, the Plan and the Bankruptcy Court, make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this Solicitation for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

                  The amount of Sale proceeds remaining after payment of Allowed Administrative and Priority Claims that are not classified, and the amount of any Impaired Claim that is classified or the aggregate amount of Impaired Claims in a class that ultimately are allowed by the Bankruptcy Court, may vary from any estimated remaining Sale proceeds or allowed amount of such Claim or Claims. Thus, the value of the property that ultimately will be received by a particular holder of an Allowed Claim under the Plan may be adversely or favorably affected by the actual amount in which any Claim is ultimately allowed.

                  The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Plan Proponents believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors' assets. In view of the deemed rejection by Class H-4, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Specifically, section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See
Section IX. Although the Debtors believe that the Plan can be confirmed under section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

                  1.       Treatment of Unclassified Claims Under the Plan
                           -----------------------------------------------

                           (a)      DIP Facility Claims
                                    -------------------

                  DIP Facility Claims are Claims arising under or as a result of the DIP Facility, including without limitation the Interest Rate Swap Agreement.

                  Under the Plan, on the Effective Date, each holder of an Allowed DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim
(i) Cash equal to the principal amount of the DIP Loans, and without duplication, amounts owing pursuant to early termination provision of the Interest Rate Swap Agreement (provided that the Termination Amount as defined in the Interest Rate Swap Agreement shall be determined as follows: (x) prior to the Confirmation Date, the Purchaser and Wells Fargo Bank, National Association shall select five (5) national leading commercial banks (the "Confirmation Banks") which each shall be directed to provide the parties with the Termination Amount as of the close of the market (12:00 noon, Pacific Standard Time) on the Effective Date,
(y) the highest and lowest figures provided by the Confirmation Banks shall be disregarded, and the remaining three figures shall be averaged, (z) the average of the three remaining figures provided by the Confirmation Banks as provided in (y) herein shall be conclusively accepted by the parties as the Termination Amount to be paid by Purchaser), together with all accrued and unpaid interest, fees, expenses and charges as set forth in the DIP Facility or as incurred in connection with the Interest Rate Swap Agreement or (ii) such other treatment as to which DBOC and such holder shall have agreed upon in writing. The DIP Facility Claims shall be deemed Allowed in the amounts reflected in the books and records of Wells Fargo Bank, National Association, as Administrative Agent in connection with the DIP Facility and as Floating Rate Payer to the Interest Rate Swap Agreement, as of the Effective Date together with all accrued and unpaid fees, expenses and charges, including legal expenses.

                           (b)      Administrative Claims
                                    ---------------------

                  The Plan provides that Allowed Administrative Claims will be paid in full. Administrative Claims are Claims for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the businesses of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (b) Professional Fee Claims, (c) all fees and charges properly assessed against the Estates under 28 U.S.C. ss. 1930, (d) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code and (e) fees and expenses payable to the Indenture Trustees pursuant to Section 7.3(c) of the Plan.

                  Except as otherwise provided in and subject to the requirements of the Plan, the Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim (x) Cash equal to the unpaid portion of such Allowed Administrative Claim or (y) such other treatment as to which the applicable Debtor, and such holder shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto. Allowed Administrative Claims (other than with respect to taxes after $3 million) are estimated to be $3 million. Should such Allowed Administrative Claims exceed $3 million, the Purchaser shall pay to or on behalf of the Debtors Cash equal to 50% (the "Sharing Percentage") of any such Allowed Administrative Claims paid by the Debtors in excess of $3 million up to $4.7 million. In accordance with the Sharing Percentage, the Purchaser's liability is capped at a maximum of 50% of $1.7 million (or $850,000).

                           (c)      Priority Tax Claims
                                    -------------------

                  Priority Tax Claims are Unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These Unsecured Claims are given a statutory priority in right of payment.

                  Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Distribution Date or has agreed in writing to a different treatment, each holder of an Allowed Priority Tax Claim will be paid, at the sole discretion of the Debtors, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, or (ii) such other treatment as to which a Debtor and such holder shall have agreed upon in writing.

                  2.     Treatment of Classified DBI Claims and Interests
                         ------------------------------------------------
                         Under the Plan
                         --------------

                         (a)   Unimpaired Classes of DBI Claims and Interests
                               ----------------------------------------------
                               Under the Plan
                               --------------

                               (i)  Class H-1 - Secured Claims against DBI

                  Class H-1consists of separate subclasses of claims that are secured by a Lien upon property in which the Estate has an interest, to the extent of the value of the Claim holders' interest in the Estate's interest in such property, as determined pursuant to section 506(a) of the Bankruptcy Code against the Debtors other than the DIP Facility Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class H-1 Claim, or (iii) the date such Class H-1 Claim becomes payable pursuant to any agreement between DBI and the holder of such Class H-1 Claim, each holder of any Allowed Class H-1 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class H-1 Claim, (x) Cash equal to the unpaid portion of such Allowed Class H-1 Claim or (y) such other treatment as to which DBI and such holder shall have agreed upon in writing. Class H-1 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                              (ii) Class H-2 - Other Priority Claims against DBI

                  Class H-2 consists of all Claims against DBI entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than DIP Facility Claims, Priority Tax Claims or Administrative Claims.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class H-2 Claim, or (iii) the date such Class H-2 Claim becomes payable pursuant to any agreement between DBI and the holder of such Class H-2 Claim, each holder of any Allowed Class H-2 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class H-2 Claim, (x) Cash equal to the unpaid portion of such Allowed Class H-2 Claim or (y) such other treatment as to which DBI and such holder shall have agreed upon in writing. Class H-2 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                         (b)    Impaired Classes of DBI Claims and Interests
                                --------------------------------------------
                                Under the Plan
                                --------------

                                (i) Class H-3 - General Unsecured Claims
                                    against DBI

                  Claims in Class H-3 are those Claims against DBI that are not DIP Facility Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims, or Subordinated Claims, including Old Note Claims.

                  Under the Plan, on or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed Class H-3 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class H-3 Claim, its Pro Rata share of 100% of the DBI Recovery Pool, received by the DBI Estate pursuant to Section 2.4 of the Plan. See Section VI.E below. Class H-3 Claims are Impaired and entitled to vote on the Plan.

                                 (ii) Class H-4 - DBI Interests and
                                      Subordinated Claims

                  Class H-4 consists of all DBI Interests and any Claim subordinated pursuant to section 510(b) or (c) of the Bankruptcy Code against DBI. Under the Plan, the holders of DBI Interests and Subordinated Claims shall not receive or retain any property under the Plan on account of such Interests or Claims. On the Effective Date, all of the DBI Interests shall be deemed cancelled and extinguished. Class H-4 Claims and Interests are Impaired and are presumed to receive no distribution under the Plan and are therefore deemed to reject the Plan and are not entitled to vote on the Plan.

                  3.  Treatment of Classified DBOC Debtors Claims and Interests
                      ----------------------------------------------------------
                      Under the Plan
                      --------------

                      (a)   Unimpaired Classes of DBOC Debtors Claims and
                            --------------------------------------------
                            Interests Under the Plan
                            ------------------------

                            (i)  Class O-1 - Secured Claims against the
                                 DBOC Debtors

                  Class O-1consists of separate subclasses of claims that are secured by a Lien upon property in which the Estate has an interest, to the extent of the value of the Claim holders' interest in the Estate's interest in such property, as determined pursuant to section 506(a) of the Bankruptcy Code against the Debtors other than the DIP Facility Claims. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class O-1 Claim, or (iii) the date such Class O-1 Claim becomes payable pursuant to any agreement between a DBOC Debtor and the holder of such Class O-1 Claim, each holder of any Allowed Class O-1 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class O-1 Claim, (x) Cash equal to the unpaid portion of such Allowed Class O-1 Claim or (y) such other treatment as to which a DBOC Debtor and such holder shall have agreed upon in writing. Class O-1 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                           (ii)  Class O-2 Other Priority Claims
                                 against the DBOC Debtors

                  Class O-2 consists of all Claims against the DBOC Debtors entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than DIP Facility Claims, Priority Tax Claims or Administrative Claims.

                  Under the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date such Claim becomes an Allowed Class O-2 Claim, or (iii) the date such Class O-2 Claim becomes payable pursuant to any agreement between a DBOC Debtor and the holder of such Class O-2 Claim, each holder of any Allowed Class O-2 Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class O-2 Claim, (x) Cash equal to the unpaid portion of such Allowed Class O-2 Claim or (y) such other treatment as to which a DBOC and such holder shall have agreed upon in writing. Class O-2 Claims are Unimpaired and therefore are not entitled to vote on the Plan.

                      (b)  Impaired Classes of DBOC Debtors Claims and
                           -------------------------------------------
                           Interests Under the Plan
                           ------------------------

                           (i)  Class O-3 - General Unsecured Claims
                                against the DBOC Debtors

                  Claims in Class O-3 are those Claims against the DBOC Debtors that not DIP Facility Claims, Administrative Claims, Priority Tax Claims, Other Priority Claims, Secured Claims, or Subordinated Claims, including all Old Note Claims.

                  Under the Plan, on or as reasonably practicable after the Distribution Date, each holder of an Allowed Class O-3 Claim, shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Class O-3 Claim, its Pro Rata share of 100% of the DBOC Unsecured Creditor Distribution Pool. See Section VI.E below. Class O-3 Claims are Impaired and entitled to vote on the Plan.

                          (ii)  Class O-4 - DBOC Interests
                                --------------------------

                  Class O-4 consists of all Interests against the DBOC Debtors, including the common stock of Diamond Brands Operating Corp. Under the Plan, the holders of DBOC Interests shall receive the DBI Recovery Pool, which shall be distributed to the DBI Estate on account of such Interests. See
Section VI.E below. After such distribution to the DBI Estate, all of the DBOC Interests shall be deemed cancelled or extinguished. Class O-4 Claims are Impaired and entitled to vote on the Plan.

                  4.     Reservation of Rights Regarding Claims
                         --------------------------------------

                  Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

E.       Net Recovery Allocation Mechanics and Intercompany Settlement

                  Under the Plan, Net Available Unsecured Creditor Proceeds are defined as all proceeds derived from the sale or other liquidation of the assets of the Debtors' Estates, pursuant to the Plan or otherwise, remaining after payment in full of all Allowed Administrative Claims, Allowed DIP Facility Claims, Allowed Tax Claims, Allowed Other Priority Claims, Allowed Secured Claims, Cure payments, and any other costs and expenses related to the consummation and implementation of the Plan.

                  Under the Plan, on and after the Effective Date, the Net Available Unsecured Creditor Proceeds shall be allocated in two (2) pools: the DBOC Unsecured Creditor Distribution Pool and the DBI Recovery Pool. The DBOC Unsecured Creditor Distribution Pool shall be distributed to holders of Allowed Class O-3 Claims, as set forth in the Plan. The DBI Recovery Pool shall be distributed on account of the DBOC Interests to the DBI Estate, and then distributed by the DBI Estate to the holders of Allowed Class H-3 Claims, as set forth in the Plan.

                  On or after the Effective Date, the amount of the Indenture Trustee Fees incurred by the respective Indenture Trustees shall initially be allocated to the DBI Recovery Pool and the DBOC Unsecured Creditor Distribution Pool, respectively, for distribution to the appropriate Indenture Trustee prior to the distribution set forth in Section 4.16 and Section 2.2 of the Plan. The aggregate amount of the Net Available Unsecured Creditor Proceeds allocated to the DBOC Unsecured Creditor Distribution Pool and the DBI Recovery Pool, respectively, shall be calculated so that (a) with respect to the first remaining $6 million of Net Available Unsecured Creditor Proceeds, holders of Allowed Claims in Class O-3 shall receive a percentage recovery on their Allowed Claims that is two (2) times the percentage recovery received by holders of Allowed Claims in Class H-3, (b) with respect to the next $3 million of Net Available Unsecured Creditor Proceeds, holders of Allowed Claims in Class O-3 shall receive a percentage recovery on their Allowed Claims that is four (4) times the percentage recovery received by holders of Allowed Claims in Class H-3, and (c) with respect to all Net Available Unsecured Creditor Proceeds in excess of $9 million, holders of Allowed Claims in Class O-3 shall receive a percentage recovery on their Allowed Claims that is six (6) times the percentage recovery received by holders of Allowed Claims in Class H-3. The following table illustrates this formula:

                           Percentage Recovery               Monetary Recovery             Percentage Recovery
                                                                                                  Ratio
Net Available
Unsecured                Class O-3      Class H-3        Class O-3       Class H-3       Class O-3      Class H-3
Creditor Proceeds

First $6.0 million         4.7%           2.35%           $5.022           $.978             2              1

Second $3.0 million        2.56%          .640%           $2.734           $.266             4              1

Remaining Amounts          1.536%         .256%           $1.644           $.106             6              1
--------------------- --------------- --------------  ---------------  -------------- --------------- --------------
                          8.796%          3.246%           $9.4            $1.35


                  Based upon the Debtors' estimates, it is anticipated that Net Available Unsecured Creditor Proceeds will be in the amount of approximately $10.75 million. Pursuant to the formula described above, based upon this estimated amount (and without taking into account Indenture Trustee
Fees), the DBOC Unsecured Creditor Distribution Pool is estimated to be $9.40 million and the DBI Recovery Pool is estimated to be $1.35 million. See Overview. There can be no assurance that these amounts will not be impacted by the actual amount of Administrative Claims that ultimately become Allowed, including taxes payable. If Administrative Claims become Allowed in amounts greater than anticipated, the Net Available Unsecured Creditor Proceeds, and each of the DBI Recovery Pool and the DBOC Unsecured Creditor Distribution Pool, would be reduced. See Section VIII.

                  The Plan proposes that the allocation described above be approved, pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, and in consideration for the distributions and other benefits provided under the Plan, as a good faith compromise and settlement of all claims and controversies related to intercompany and intercreditor issues between the DBOC Debtors and DBI, including, without limitation, potential disputes relating to (a) the relative valuation of the respective assets of the DBOC Debtors and DBI being acquired by the Purchaser, (b) requests for substantive consolidation made by certain creditors of DBI, (c) any other Intercompany Claims and issues between DBI and the DBOC Debtors, and (d) certain tax benefits available to the Estates through DBI's recovery with respect to Class O-4. Such settlement, which is effectuated in Section 4.16 of the Plan, shall be binding on all holders of Claims or Interests and all other parties in interest. The Debtors and the Creditors' Committee believe that this compromise and settlement is fair, reasonable and appropriate, and is within the range of reasonableness in light of the facts and issues involved.

F.       Distributions Under the Plan

                  Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims as of the Effective Date shall be made on the Distribution Date. The Distribution Date is conditioned upon the occurrence of the Effective Date, which is conditioned upon the occurrence of those events set forth in Section IX of the Plan, including the closing of the transactions contemplated by the Purchase Agreement, which is anticipated to occur on or about February 7, 2003. The Debtors anticipate that distributions contemplated by the Plan will occur as soon as reasonably practicable after the Effective Date. Except as set forth in the Plan, the Disbursing Agent shall make all distributions required under this Plan after the Effective Date.

                  If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

                  Under the Plan, on the Effective Date, the distributions to be made under the Plan to holders of Old Note Claims shall be made to the appropriate Indenture Trustee. Distributions to holders of Old Note Claims shall be made by the respective Indenture Trustees, subject to the right of each Indenture Trustee to assert its Charging Lien against such distributions. All payments to holders of Old Note Claims shall only be made to such holders after the surrender by each such holder of the Old Note certificates representing such Old Note Claim, or in the event that such certificate is lost, stolen, mutilated or destroyed, upon the holder's compliance with the requirements set forth in Section 7.7(b) of the Plan. Upon surrender of such Old Note certificates, the respective Indenture Trustees shall cancel and destroy the pertinent Old Notes. As soon as practicable after surrender of the Old Note certificates evidencing Old Note Claims, each of the Indenture Trustees shall distribute to the holder thereof such holder's Pro Rata share of the distribution, but subject to the rights of the appropriate Indenture Trustee to assert its Charging Lien against such distribution. Upon full satisfaction of each of the respective Indenture Trustee's Fee, the pertinent Indenture Trustee's Charging Lien shall be released. Nothing herein shall be deemed to impair, waive or discharge either Indenture Trustee's Charging Lien for any unpaid fees and expenses. The United States Trustee has indicated that it may object to this provision at the Confirmation Hearing.

                  Cash payments made pursuant to the Plan shall be in U.S. funds, by the means agreed to by the payor and the payee, including by check or wire transfer, or, in the absence of an agreement, such commercially reasonable manner as the payor shall determine in its sole discretion.


                  1.   Distributions for Claims Allowed as of the Effective Date
                       ---------------------------------------------------------

                       (a)   Record Date for Distributions to Holders of
                             -------------------------------------------
                             Lender Claims and Old Notes
                             ---------------------------

                  Under the Plan, at the close of business on the Distribution Record Date, the transfer records for the Old Notes and Lender Claims shall be closed, and there shall be no further changes in the record holders of the Old Notes or Lender Claims. None of the Reorganized Debtor, the Disbursing Agent, the Indenture Trustees, nor the administrative agent for the Lenders shall have any obligation to recognize any transfer of such Old Notes or Lender Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders as of the close of business on the Distribution Record Date.

                           (b)      Delivery of Distributions
                                    -------------------------

                  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent (or the respective Indenture Trustees) (a) at the addresses set forth on the Proofs of Claim filed by such holders (or at the last known addresses of such holders if no Proof of Claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or
(d) in the case of the holder of an Allowed Old Note Claim, at the addresses contained in the official records of the indenture trustee under the Old Indenture, or (e) at the addresses set forth in a properly completed letter of transmittal accompanying securities properly remitted to the Debtors. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made by the Disbursing Agent, shall be returned to the Reorganized Debtors until such distributions are claimed. All claims for undeliverable distributions made by the Disbursing Agent must be made on or before the first (1st) anniversary of the Effective Date, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claims of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Debtors, the Reorganized Debtors, any Disbursing Agent or the respective Indenture Trustee to attempt to locate any holder of an Allowed Claim.

                  Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize a Proof of Claim filed by each of the Indenture Trustees in respect of the Old Note Claims. Accordingly, any Old Note Claim, proof of which is filed by the registered or beneficial holder of an Old Note Claim, respectively, may be disallowed as duplicative of the Claim of the pertinent Indenture Trustee, without need for any further action or Bankruptcy Court order.

                           (c)      Old Notes
                                    ---------

                  Except as provided in Section 7.7(b) of the Plan for lost, stolen, mutilated or destroyed Old Notes, each holder of an Allowed Claim evidenced by an Old Note shall tender such Old Note to the respective

Indenture Trustee in accordance with written instructions to be provided in a letter of transmittal to such holders by the Indenture Trustee as promptly as practicable following the Effective Date. Such letter of transmittal shall specify that delivery of such Old Notes will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with the letter of transmittal in accordance with such instructions. Such letter of transmittal shall also include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Note to act and the authenticity of any signatures required on the letter of transmittal. All surrendered notes and Old Notes shall be marked as canceled and delivered by the respective Indenture Trustee to Reorganized Debtor.

                          (d)     Lost, Stolen, Mutilated or Destroyed Old Notes
                                  ----------------------------------------------

                  In addition to any requirements under the applicable certificate or articles of incorporation or by-laws of the applicable Debtor, any holder of a Claim evidenced by an Old Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note, deliver to the Indenture Trustee: (i) evidence satisfactory to the respective Indenture Trustee of the loss, theft, mutilation or destruction; and (ii) such indemnity as may be required by the respective Indenture Trustee to hold the Indenture Trustee harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Note that has been lost, stolen, mutilated or destroyed. Upon compliance with this Section 7.7(b) by a holder of a Claim evidenced by an Old Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered its Old Note, as applicable.

                          (e)     Failure to Surrender Canceled Old Notes
                                  ---------------------------------------

                  Any holder of an Old Note that fails to surrender or be deemed to have surrendered such note or Old Note before the first (1st) anniversary of the Effective Date shall have its claim for a distribution on account of such Old Note discharged and shall be forever barred from asserting any such claim against any Reorganized Debtor or their respective property, or the Indenture Trustee, and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall be distributed by the pertinent Indenture Trustee to all holders who have surrendered their Note certificates or satisfactorily explained their non-availability to the Indenture Trustee within first (1st) anniversary of the Effective Date.

                          (f)     Shares
                                  ------

                   In the event that Jarden elects to pay the Additional Consideration in shares of Jarden Common Stock, the Reorganized Debtors, the Plan Committee, and the Plan Administrator may enter into an agreement to provide for the liquidation of any fractional shares that would otherwise be distributed to creditors, and to distribute to them instead the net cash proceeds derived therefrom.

                  2.    Resolution and Treatment of Disputed, Contingent, and
                        -----------------------------------------------------
                        Unliquidated Claims and Disputed Interests
                        ------------------------------------------

                         (a)     Objections to Claims
                                 --------------------

                  All objections to Claims must be filed and served on the holders of such Claims by the Claims Objection Deadline, which is ninety (90) days after the Effective Date, unless such date is extended by the Bankruptcy Court upon request by the Debtors or the Reorganized Debtors. If an objection has not been filed to a Proof of Claim or a scheduled Claim by the Claims Objection Deadline, the Claim to which the Proof of Claim or scheduled Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

                         (b)     Authority to Prosecute Objections
                                 ---------------------------------

                  After the Confirmation Date, the Debtors, the Reorganized Debtors, the Creditors' Committee, and the Plan Committee, as the case may be, will have the authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, including Claims for reclamation under section 546(c) of the Bankruptcy Code. Except as provided below, from and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

                         (c)      Treatment of Disputed Claims
                                  ----------------------------

                  Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim, or, if less than the entire Claim is a Disputed Claim, the portion of a Claim that is disputed, until such Claim becomes an Allowed Claim.

                         (d)      Disputed Claims Reserves
                                  ------------------------

                  Prior to making any distributions to holders of Allowed Claims in Classes H-3 and O-3, the Disbursing Agent shall establish appropriate reserves for Disputed Claims in such Classes, respectively, to withhold from any such distributions 100% of distributions to which holders of Disputed Claims in such Classes would be entitled under the Plan as of such date if such Disputed Claims were Allowed Claims in their Disputed Claim Amount. The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines necessary and appropriate. Absent being directed to the contrary by the Bankruptcy Court, the Debtors do not anticipate that any reserve for Disputed Administrative Claims for taxes, in excess of the estimated amounts set forth in the Overview, will be established. In light of the federal income tax contingencies described in
Section VIII.A of this Disclosure Statement, the Internal Revenue Service has not consented to the limitation of any reserve to be established for Disputed Administrative Claims for federal income taxes to the estimated amounts set forth in the Overview.

                         (e)  Distributions on Account of Disputed Claims Once
                             -------------------------------------------------
They Are Allowed and Additional Distributions on Account of Previously Allowed
------------------------------------------------------------------------------
Claims
------

                  Under the Plan, on each Quarterly Distribution Date, the Reorganized Debtors will make distributions from the Disputed Claims reserves
(a) on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter and (b) on account of previously Allowed Claims, of property that would have been distributed to such Claim holders on the dates distributions previously were made to holders of Allowed Claims had the Disputed Claims that have become Allowed Claims been Allowed on such dates. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class.

G.       The Plan Administrator

                  Under the Plan, from and after the Effective Date, an entity to be designated by the Debtors (and approved by the Creditors' Committee) prior to the Confirmation Date shall serve as the Plan Administrator pursuant to the Plan Administrator Agreement and the Plan, until death, resignation or discharge and the appointment of a successor Plan Administrator in accordance with the Plan Administrator Agreement. On the Effective Date, the Plan Administrator shall become the sole officer and director of the Reorganized Debtors.

                  1.  Rights, Powers and Duties of the Reorganized Debtors and
                      --------------------------------------------------------
                      the Plan Administrator
                      ----------------------

                  The Reorganized Debtors shall retain and have all the rights, powers and duties necessary to carry out their responsibilities under the Plan. Such rights, powers and duties, which shall be exercisable by the Plan Administrator on behalf of a Reorganized Debtor are described in Section
4.10 of the Plan and the Plan Administrator Agreement.

                  2.       Compensation of the Plan Administrator
                           --------------------------------------

                  The Plan Administrator shall be compensated from the Operating Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained by the Plan Administrator shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Operating Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court but shall be subject to review by the Plan Committee.

                  3.       Indemnification
                           ---------------

                  Under the Plan, the Reorganized Debtors shall indemnify and hold harmless the Plan Administrator and its professionals, or any duly designated agent or representative thereof (in its capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Reorganized Debtors or the implementation or administration of the Plan, other than acts or omissions resulting from the willful misconduct or gross negligence of the Plan Administrator and its professionals, or any duly designated agent or representative thereof (in its capacity as such). To the extent the Reorganized Debtors indemnify and hold harmless the Plan Administrator and its professionals, or any duly designated agent or representative thereof (in its capacity as such), as provided above, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

                  The Reorganized Debtors and the Estates shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify and hold harmless the Plan Administrator (in its capacity as such and as officer and director of Reorganized Debtor) and the Plan Administrator's and the Reorganized Debtors' agents, representatives, professionals and employees (collectively the "Indemnified Parties") from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Reorganized Debtors and the Estates or the implementation or administration of the Plan and the Plan Administrator Agreement other than acts or omissions resulting from such Indemnified Party's willful misconduct or gross negligence. To the extent Reorganized Debtor and the Estates indemnify and hold harmless the Indemnified Parties as provided above, the legal fees and related costs incurred by counsel to the Plan Administrator in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

                  4.  Authority to Object to Claims and Interests and to Settle
                      ---------------------------------------------------------
Disputed Claims
---------------

                  Under the Plan, from and after the Effective Date, Reorganized Debtor and the Plan Administrator shall be authorized (i) to object to any Claims or Interests filed against any of the Debtors' Estates which are not deemed as Allowed Claims under the Plan and (ii) pursuant to Fed. R. Bankr. P. 9019(b) and section 105(a) of the Bankruptcy Code, to compromise and settle Disputed Claims, in accordance with the procedures set forth in Section 4.10 of the Plan.

H.       Dissolution of the Creditors' Committee

                  1.       Creditors' Committee and Plan Committee
                           ---------------------------------------

                           (a)      Dissolution of Creditors' Committee
                                    -----------------------------------

                  Under the Plan, the Creditors' Committee shall continue in existence until the Effective Date to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date. On the Effective Date, the Creditors' Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors' Committee's attorneys, accountants and other agents shall terminate. All expenses of Creditors' Committee members and the fees and expenses of their professionals through the Effective Date shall be paid in accordance with the terms and conditions of a Final Order concerning such fees.

                           (b)      Plan Committee
                                    --------------

                  On the Effective Date, the Plan Committee shall be formed and constituted. The Plan Committee shall consist of no more than three (3) Creditors' Committee members who shall be appointed by the Creditors'
Committee and whose identities shall be disclosed to the Bankruptcy Court at or before the Confirmation Hearing. In the event that no one is willing to serve on the Plan Committee or there shall have been no Plan Committee members for a period of thirty (30) consecutive days, then the Plan Administrator may, during such vacancy and thereafter, ignore any reference in the Plan, the Plan Administrator Agreement or the Confirmation Order to a Plan Committee, and all references to the Plan Committee's ongoing duties and rights in the Plan, the Plan Administrator Agreement and the Confirmation Order shall be null and void.

                  The Plan Committee (i) shall be responsible for (A) instructing and supervising the Reorganized Debtors and the Plan Administrator with respect to their responsibilities under the Plan and the Plan Administrator Agreement, (B) reviewing the prosecution of adversary and other proceedings, if any, including proposed settlements thereof, (C) reviewing objections to and proposed settlements of Disputed Claims, (D) performing such other duties that may be necessary and proper to assist the Plan Administrator and its retained professionals, and (ii) shall remain in existence until such time as the final distributions under the Plan have been made by the Reorganized Debtors. The members of the Plan Committee shall serve without compensation for their performance of services as members of the Plan Committee, except that they shall be entitled to reimbursement of reasonable expenses by the Reorganized Debtors, including reasonable attorneys fees and expenses.

                  Neither the Plan Committee, nor any of its members or designees, nor any duly designated agent or representative of the Plan Committee, or their respective employees, shall be liable for the act or omission of any other member, designee, agent or representative of the Plan Committee, nor shall any member be liable for any act or omission taken or omitted to be taken in its capacity as a member of the Plan Committee, other than acts or omissions resulting from such member's willful misconduct or gross negligence. The Reorganized Debtors shall indemnify and hold harmless the Plan Committee and its members and designee, and any duly designated agent or representative thereof (in their capacity as such), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys' fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than as a result of their willful misconduct or gross negligence, with respect to the Reorganized Debtors or the implementation or administration of the Plan. To the extent a Reorganized Debtor indemnifies and holds harmless the Plan Committee and its members and designees, or any duly designated agent or representative thereof (in their capacity as such), as provided above, the legal fees and related costs incurred by counsel to the Plan Committee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Operating Reserve.

I.       Post-Consummation Operations of the Debtors

                  1.       Continued Corporate Existence
                           -----------------------------

                  Under the Plan, subject to the provisions of Section 4.1 of the Plan, and the Restructuring Transactions contemplated in Section 4.7 of the Plan, the Reorganized Debtors shall continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable law in the respective jurisdictions in which they are incorporated and pursuant to their respective certificates or articles of incorporation and by-laws in effect prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws are amended by the Plan or the Purchase Agreement, for the limited purposes of (a) distributing all of the assets of the Debtors' Estates that are not Acquired Assets or Acquired Product Lines and (b) providing the Purchaser with transition service pursuant to section
8.7 of the Purchase Agreement. As soon as practicable after the Plan Administrator exhausts the assets of the Debtors' Estates by making the final distribution of Cash under this Plan and the Plan Administrator Agreement, the Plan Administrator shall (a) effectuate the dissolution of each Reorganized Debtor in accordance with the laws of the state of its incorporation and (b) resign as the sole officer and sole director of each Reorganized Debtor. Notwithstanding the foregoing, the Plan Administrator shall not effectuate such dissolution of the Reorganized Debtors before the earlier of (a) such time the Reorganized Debtors satisfy any obligations under section 8.7 of the Purchase Agreement to provide the Purchaser with transition services and (b) one year after the Closing. Notwithstanding this provision, nothing herein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. ss. 1930(a)(6).

                  2.       Cancellation of Old Securities and Agreements
                           ---------------------------------------------

                  Under the Plan, on the Effective Date, the Old Securities, the Old Indentures, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, shall be automatically canceled and discharged provided, however, that the Old Indentures and Old Notes shall continue in effect solely for the purposes of
(i) allowing the holders of Claims in Classes H-3 and O- 3 to receive their distributions hereunder, (ii) allowing the Indenture Trustees to make the distributions to be made on account of the Note Claims and (iii) permitting the Indenture Trustees to assert the Charging Lien against such distributions for payment of the Indenture Trustee Fees. Immediately following the completion of distributions to holders of Claims in Classes H-3 and O-3, the Indenture Trustees shall be released from all duties, without any further action on the part of the Debtors or Reorganized Debtors. Nothing herein affects the Indenture Trustees' rights pursuant to their respective Indentures and applicable non-bankruptcy law to assert the Charging Lien, issued pursuant to the pertinent Indenture to secure payment of the Indenture Trustee's fees and expenses, on any distributions hereunder to holders of Claims in Classes H-3 and O-3. If any Indenture Trustee does not serve as disbursing agent with respect to distributions to its respective holders, then the funds distributed to any such disbursing agent shall be subject to the Charging Lien of the Indenture Trustee under the pertinent Indentures.

                  3.       Certificates of Incorporation and By-laws
                           -----------------------------------------

                  The certificate or articles of incorporation and by-laws of each Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code.

                  4.       Restructuring Transactions
                           --------------------------

                  (a) Under the Plan, on or after the Effective Date, the applicable Reorganized Debtors may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain subsidiary Debtors under the laws of jurisdictions other than the laws of which the applicable subsidiary Debtors are presently incorporated. Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate (collectively, the "Restructuring Transactions"). The actions to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (d) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructures, dispositions, liquidations, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties, and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting, or acquiring corporations. In each case in which the surviving, resulting, or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting, or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.

                  (b) The Restructuring Transactions shall include the election by DBOC, in accordance with applicable provisions of Delaware corporate law, to become a limited liability company. The Confirmation Order shall authorize DBOC to become a limited liability company in accordance with Delaware law after Confirmation and prior to the Effective Date. Upon DBOC becoming a limited liability company, such limited liability company shall continue to be a Debtor in these Chapter 11 Cases and shall be deemed to be a successor in interest to DBOC as a corporation in all respects.

J.       Summary of Releases Under the Plan

                  Under the Plan, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and the Reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Case or the Plan (other than the rights of the Debtors or the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors or the Reorganized Debtors, the Chapter 11 Case or the Plan, and that may be asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against (i) the Debtors' directors, officers, employees, agents and professionals as of the Petition Date or thereafter,
(ii) the Creditors' Committee and the Plan Committee, and their respective members, agents and professionals, (iii) the Plan Administrator, (iv) the Lenders, the agents under the DIP Facility, and their respective agents and professionals, (v) Wells Fargo, National Association, as Floating Rate Payer under the interest rate agreements with the Debtors, and (vi) the Purchaser, except for the Purchaser's obligations under the Purchase Agreement. Each of the identified parties has made a substantial contribution to the Chapter 11 Case and thus has provided good and valuable consideration to the Debtors sufficient to entitle them to the releases set forth in the Plan.

K.       Compensation and Benefit Programs

                  Under the Plan, the Purchaser shall assume only those employee compensation and benefit programs as expressly provide by schedule
2.1.1.22 of the Purchase Agreement. To the extent that an employee compensation or benefit plan is not listed on schedule 2.1.1.22 of the Purchase Agreement, such employee compensation or benefit plan shall be deemed rejected. All defined benefit pension plans maintained by the Debtors shall be assumed by the Purchaser.

                  Under the Plan, on the Effective Date, the Purchaser will become the contributing sponsor of the Diamond Brands, Inc. Retirement Plan for Hourly Paid Employees and the Forster, Inc. Employees Pension Plan ("Pension Plans"), as defined under 29 U.S.C. ss. 1301(a)(13) and 29 C.F.R. ss. 4001.2, or member of the contributing sponsor's controlled group, as defined under 29 U.S.C. ss. 1302(a)(14) and 29 C.F.R. ss. 4001.2. The Debtors do not believe that they are the sponsor of any other employee pension plan. As a contributing sponsor (or member of the controlled group) of the Pension Plans, the Purchaser will fund the Pension Plans in accordance with the minimum funding standards under ERISA, 29 U.S.C. ss. 1082, pay all required PBGC insurance premiums, 29 U.S.C. ss.1307, and comply with all requirements of the Pension Plans and ERISA. The Pension Plans are defined benefit pension plans insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA, 29 U.S.C. ss.ss. 1301-1461. The Pension Plans are subject to the minimum funding requirements of ERISA, 29 U.S.C. ss. 1084, and section 412 of the Internal Revenue Code, 26 U.S.C. ss. 412. No provision of or proceeding within the Debtors' reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtors, Reorganized Debtors or any other party (other than the Purchaser) in any capacity, from any liability with respect to the Pension Plans or any other defined benefit pension plan under any law, governmental policy or regulatory provision. With respect to the Purchaser, no provision of or proceeding within the Debtors' reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Purchaser from any liability that it has by operation of law with respect to the Pension Plans under any law, governmental policy or regulatory provision. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's Confirmation.

L.       Directors and Officers of Reorganized Debtors

                  On the Effective Date, the Plan Administrator shall become the sole officer and director of the Debtors. The Plan Administrator shall be authorized to execute, deliver, file or record such documents, instruments, releases and other agreements and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

M.       No Revesting of Assets

                  Under the Plan, the property of the Debtors' Estates after giving effect to the transactions set forth in sections 4.1 and 4.7 of the Plan shall not be vested in the Debtors on or following the Confirmation Date or the Effective Date but shall remain property of the Estate(s) and continue to be subject to the jurisdiction of the Bankruptcy Court following confirmation of the Plan until distributed to holders of Allowed Claims in accordance with the provisions of the Plan, Plan Administrator Agreement and Confirmation Order. From and after the Effective Date, all such property shall be distributed in accordance with the provisions of the Plan, the Plan Administrator Agreement and the Confirmation Order.

N.       Preservation of Rights of Action

                  Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Litigation Claims that the Debtors or the Estates may hold against any Person or entity that is not transferred to Purchaser pursuant to
Section 4.1 of the Plan. Each Debtor or its successor(s), in consultation with the Plan Committee, may pursue such retained Litigation Claims as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

O.       Other Matters

                  1.       Treatment of Executory Contracts and Unexpired Leases
                           -----------------------------------------------------

                           (a)      Assumed Contracts and Leases
                                    ----------------------------

                  Under the Plan, as of the Effective Date, each Debtor shall be deemed to have assumed and assigned to the Purchaser, each executory contract and unexpired lease designated by the Purchaser on schedule 2.1.1.5 of the Purchase Agreement which is to be filed and served on each non-Debtor party listed thereon not later than 30 days prior to the Confirmation Hearing, and which schedule shall specify any amounts that the Debtors believe must be paid as Cure. The Confirmation Order shall constitute an order of the Bankruptcy Court pursuant to section 365 of the Bankruptcy Code approving the assumption and assignment of such contracts and leases. Until the date the Debtors commence the solicitation of votes on the Plan, the Purchaser, in its sole discretion, shall have the ability to amend schedule
2.1.1.5 to include executory contracts and unexpired leases or remove executory contracts and unexpired leases from the such schedule. To the extent that an executory contract or unexpired lease is not listed on schedule 2.1.1.5 of the Purchase Agreement as of the Effective Date, such executory contract or unexpired lease shall be deemed rejected pursuant to section 365 of the Bankruptcy Code.

                  Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

                           (b)      Payments Related to Assumptions of
                                    -----------------------------------
                                    Contracts and Leases
                                    --------------------

                  Any monetary amounts by which each executory contract and unexpired lease to be assumed and assigned pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure on the Effective Date by (a) the Debtor party to the contract or lease or (b) the assignee of such Debtor party assuming such contract or lease. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy
Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be; provided that, if there is a dispute as to the amount of Cure or any requirement for adequate assurance of future performance that cannot be resolved consensually among the parties, the Purchaser, subject to the terms of the Purchase Agreement, shall have the right to direct the Debtors to reject the contract or lease for a period of five (5) days after entry of a Final Order establishing a Cure amount in excess of that provided by the Purchase Agreement or any requirement for adequate assurance of future performance that is not acceptable to the Purchaser. The provisions providing for notices of proposed assumptions and proposed Cure amounts to be sent to applicable third parties and for procedures for objecting thereto will be set forth in a motion to be filed by the Debtors not later than 30 days prior to the Confirmation Hearing.

                           (c)      Rejected Contracts and Leases
                                    -----------------------------

                  Under the Plan, as of the Effective Date, each executory contract and unexpired lease not listed on schedule 2.1.1.5 of the Purchase Agreement shall be rejected pursuant to section 365 of the Bankruptcy Code. To the extent an executory contract or unexpired lease is not listed on schedule 2.1.1.5, such executory contract or unexpired lease shall be deemed rejected. Each contract or lease that is rejected shall be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease. Listing a contract or lease on any schedule shall not constitute an admission by a Debtor that such contract or lease is an executory contract or unexpired lease or that any Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as applicable, as of the Effective Date.

                           (d)      Rejection Damages Bar Date
                                    --------------------------

                  If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, and counsel to the Plan Committee, on or before thirty
(30) days after service of notice of the rejection of such executory contract or unexpired lease.

                  2.       Administrative Claims
                           ---------------------

                  Under the Plan, all requests for payment of an Administrative Claim (other than as set forth in Section 2.1 of the Plan) must be filed with the Bankruptcy Court and served on counsel for the Debtors and counsel for the Creditors' Committee no later than thirty (30) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) Business Days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                  3.       Professional Fee Claims
                           -----------------------

                  All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date and Substantial Contribution Claims under section 503(b)(4) of the Bankruptcy Code must be filed and served on the Reorganized Debtors and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than thirty (30) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

                  4.       Withholding and Reporting Requirements

                  In connection with the Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan: (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and
(b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations.

                  5.       Setoffs
                           -------

                  The Reorganized Debtors may, but shall not be required to, set off against any Claim not deemed an Allowed Claim under the Plan, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim not deemed an Allowed Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

P.       Confirmation and/or Consummation

                  Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

                  1.       Requirements for Confirmation of the Plan
                           -----------------------------------------

                  The Bankruptcy Court will determine at the hearing on confirmation of the Plan (the "Confirmation Hearing") whether the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied, with respect to the Plan:


                           (a) The Plan complies with the applicable
provisions of the Bankruptcy Code.

                           (b) The Debtors have complied with the applicable
provisions of the Bankruptcy Code.

                           (c) The Plan has been proposed in good faith and
not by any means forbidden by law.

                           (d) Any payment made or promised by the Debtors or
by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                           (e) The Debtors have disclosed (i) the identity and
affiliations of (x) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors,
(y) any affiliate of the Debtors participating in a joint plan with the Debtors, or (z) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

                           (f) With respect to each Class of Claims or
Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section IX.

                           (g) The Plan provides that Administrative Claims
and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment. See Secion VI.

                           (h) If a Class of Claims is Impaired under the
Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                           (i) Confirmation of the Plan is not likely to be
followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See
Section IX.

                           (j) The Plan provides for the continuation after
the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

                  As set forth in this Disclosure Statement, the Plan Proponents believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors and the Plan Proponents have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith. There can be no assurance that the Bankruptcy Court will agree with the Debtors or the Plan Proponents.

                  2.       Conditions to Confirmation
                           --------------------------

                  The following are conditions precedent to the occurrence of the Confirmation Date:

                           (a) the entry of an Final Order finding that the
Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code;

                           (b) the proposed Confirmation Order shall be in
form and substance reasonably acceptable to the Plan Proponents and to the Creditors' Committee;

                           (c) all provisions, terms and conditions hereof and
of the Purchase Agreement are approved in the Confirmation Order;

                           (d) the entry of the Confirmation Order shall be
deemed an approval of all of the transactions contemplated by the Purchase Agreement;

                           (e) in the event that the DBI Plan is not confirmed
simultaneously with the DBOC Debtors' Plan, entry of the Alternative Transaction Order, in form and substance reasonably acceptable to the Purchaser, DBI and the Creditors' Committee; and

                           (f) in the event that the DBOC Debtors' Plan is not
confirmed simultaneously with the DBI Plan, entry of the Alternative Transaction Order, in form and substance reasonably acceptable to the Purchaser, DBOC and the Creditors' Committee.

                  3.       Conditions to Effective Date
                           ----------------------------

                  The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in writing accordance with Section 9.2 of the Plan:

                           (a) The Confirmation Order shall have been entered
and become a Final Order, in form and substance reasonably satisfactory to the Plan Proponents and to the Creditors' Committee, and shall provide that the Purchaser is authorized, and that the Debtors and the Reorganized Debtors are authorized and directed, to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with the Plan or the Restructuring Transactions;

                           (b) the Debtors shall have entered into the
Purchase Agreement;

                           (c) the transactions contemplated by the Purchase
Agreement have been consummated in accordance with all aspects of the Purchase Agreement as reasonably determined by the Purchaser, and, as may be appropriate, the Debtors or Reorganized Debtors, the Creditors' Committee or the Plan Committee, and the Plan Administrator;

                           (d) all Plan Exhibits shall be in form and
substance reasonably acceptable to the Plan Proponents and the Creditors' Committee, and shall have been executed and delivered by all parties' signatory thereto;

                           (e) the Debtors shall be authorized and directed to
take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and the agreements or documents created in connection with the Plan;

                           (f) all actions, documents and agreements necessary
to implement the Plan shall have been effected or executed;

                           (g) in the event that the DBI Plan is not confirmed

simultaneously with the DBOC Debtors' Plan, the Alternative Transaction Order shall have become a Final Order; and

                           (h) in the event that the DBOC Debtors' Plan is not
confirmed simultaneously with the DBI Plan, the Alternative Transaction Order shall have become a Final Order.

                  4.       Waiver of Conditions
                           --------------------

                  Each of the conditions set forth in Section 9.1 and 9.2 of the Plan may be waived in whole or in part by the Purchaser, but only with the written consent of the Debtors and the Creditors' Committee (except as specifically designated in the Plan), which consent shall not be unreasonably withheld. The failure of a party to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Q.       Effects of Confirmation

                  With respect to the Plan that is ultimately confirmed by the Bankruptcy Court, the following effects will take place:

                  1.       Binding Effect
                           --------------

                  The Plan shall be binding upon and inure to the benefit of the Purchaser, the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in this Chapter 11 Case.

                  2.       Discharge of the Debtors
                           ------------------------

                  Pursuant to section 1141(d)(3) of the Bankruptcy Code, Confirmation will not discharge Claims against the Debtors; provided, however, that no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, Reorganized Debtor, their respective successors or their respective property, except as expressly provided herein.

                  3.       Permanent Injunction
                           --------------------

                  Except as otherwise provided in the Plan, the Confirmation Order shall provide, among other things, that from and after the Confirmation Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estate(s), the Plan Administrator, the Plan Committee, or any of their property on account of any such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting or enforcing any lien or encumbrance; (D) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan.

                  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section
11.12 of the Plan.

                  4. Exculpation and Limitation on Liability; Indemnity
                     --------------------------------------------------

                  (a) Under the Plan, none of the Debtors, the Reorganized Debtors, the Creditors Committee, the Plan Committee, the Plan Administrator, the Indenture Trustees, the Lenders, the Purchaser, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

                  (b) Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against any Debtor or Reorganized Debtor, the Purchaser, the Plan Administrator, the Indenture Trustees, the Plan Committee, nor any statutory committee, nor any of their respective present or former members, officers, directors, employees, advisors or attorneys, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, formulating, negotiating or implementing the Plan, solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, the confirmation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

                  (c) The exculpation and limitation on liability provided for in the Plan shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Litigation Claims retained pursuant to Section 4.12 of the Plan.

R.       Retention of Jurisdiction

                  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, jurisdiction to:

                           (a) Allow, disallow, determine, liquidate,
classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise allowed under the Plan, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

                           (b) Hear and determine all applications for
compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors, the Plan Committee, and the Plan Administrator shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

                           (c) Hear and determine all matters with respect to
the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

                           (d) Effectuate performance of and payments under
the provisions of the Plan;

                           (e) Hear and determine any and all adversary
proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

                           (f) Enter such orders as may be necessary or
appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order; (g) Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

                           (h) Consider any modifications of the Plan, cure
any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                           (i) Issue injunctions, enter and implement other
orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order;

                           (j) Enter and implement such orders as may be
necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

                           (k) Hear and determine any matters arising in
connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

                           (l) Enforce all orders, judgments, injunctions,
releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

                           (m) Except as otherwise limited herein, recover all
assets of the Debtors and property of the Debtors' Estates, wherever located;

                           (n) Hear and determine matters concerning state,
local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

                           (o) Hear and determine all disputes involving the
existence, nature, or scope of the Debtors' discharge;

                           (p) Hear and determine such other matters as may be
provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

                           (q) Hear and determine matters concerning the
filing of any necessary post- confirmation reports with the Bankruptcy Court, the payment of quarterly fees pursuant to 28 U.S.C. ss. 1930(a)(6) for each of the Debtors until the entry of a final decree for the respective Debtor, and the filing a final report pursuant to Rule 5009-1(c) of the Local Rules prior to the entry of a final decree for any respective Debtor; and

                           (r) Enter a final decree closing the Chapter 11
Cases.

S.       Payment of Statutory Fees

                  Under the Plan, all fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing will be paid on or before the Effective Date, and shall be paid on or before the Effective Date and shall thereafter be paid by the Reorganized Debtor until the Chapter 11 Case is Closed.

T.       Conversion of Cases if Plan Not Confirmed

                  In the event that Class H-3 votes against the Plan, or if the Plan as to DBI is not confirmed for any other reason after the Debtors and the Creditors' Committee have used their reasonable best efforts to confirm the Plan, notwithstanding anything set forth to the contrary in the Plan, at the Confirmation Hearing the Debtors shall request pursuant to a separately filed motion (timely filed and duly served such that it may be considered at the Confirmation Hearing) that the Bankruptcy Court (i) authorize the sale of DBI Assets as described in the Purchase Agreement to the Purchaser pursuant to the Alternative Transaction, and approve the allocation of value received pursuant to the Purchase Agreement between the DBI Estate and the DBOC Estates equivalent to the allocation determined pursuant to Section 4.16 of the Plan (and described in Section VI.E above) pursuant to sections 363 and 105 of the Bankruptcy Code and Bankruptcy Rule 9019, and (ii) subsequently convert the DBI Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code.

                  In the event that Class O-3 votes against the Plan, or if the Plan as to the DBOC Debtors is not confirmed for any other reason after the Debtors and the Creditors' Committee have used their reasonable best efforts to confirm the Plan, notwithstanding anything set forth to the contrary in the Plan, at the Confirmation Hearing the Debtors shall request pursuant to a separately filed motion (timely filed and duly served such that it may be considered at the Confirmation Hearing) that the Bankruptcy Court
(i) authorize the sale of the DBOC Debtors' Assets as described in the Purchase Agreement to the Purchaser pursuant to the Alternative Transaction, and approve the allocation of value received pursuant to the Purchase Agreement between the DBI Estate and the DBOC Estates equivalent to the allocation determined pursuant to Section 4.16 of the Plan (and described in Section VI.E above) pursuant to sections 363 and 105 of the Bankruptcy Code and Bankruptcy Rule 9019, and (ii) subsequently convert the DBOC Debtors' Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code.

                  The Debtors and the Creditors' Committee believe that, in the event the Plan is not confirmed as to either DBI or the DBOC Debtors, that it is in the best interests of the Estates to consummate the sale of the Debtors' assets to Jarden under section 363 of the Bankruptcy Code. Absent doing so, the Debtors believe that any subsequent attempt to sell or restructure the Debtors would likely result in lesser (and potentially no) recovery to holders of General Unsecured Claims. See Section X.B.

                     VII. CERTAIN FACTORS TO BE CONSIDERED

                  The holder of a Claim against a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

A.       General Considerations

                  The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. The sale of the Debtors' businesses and operations as a going concern under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors' employees and other stakeholders.

B.       Certain Bankruptcy Considerations

                  1.       Failure to Confirm or Consummate the Plan
                           -----------------------------------------

                  Even if all Impaired voting classes vote in favor of the Plan, and with respect to any Impaired Class deemed to have rejected the Plan the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of a plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see Section IX), and that the value of distributions to dissenting holders of Claims and Interest may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See
Section X. Although the Plan Proponents believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Section IX.D for a liquidation analysis of the Debtors.

                  The Plan provides for certain conditions that must be fulfilled prior to confirmation of the Plan and the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

                  In addition, the Purchase Agreement contains a number of conditions that must be satisfied before Jarden is obligated to close. There can be no assurance that any or all of such conditions will be met (or waived). If not, consummation of the Plan will not occur.

                  2.       Disruption of Operations Due to the Filing of the
                           -------------------------------------------------
                           Chapter 11 Cases
                           ----------------

                  As part of the first day relief requested in the Chapter 11 Cases, the Bankruptcy Court entered orders allowing the Debtors to pay prepetition employee obligations and certain prepetition key vendor trade claims in the ordinary course of business. See Section V. The Debtors, therefore, believe that the solicitation with respect to the Plan will not have a material adverse affect on the Debtors' relationships with customers, employees, and suppliers, provided that the Debtors demonstrate sufficient liquidity to continue to operate their businesses.

                  The Debtors believe that relationships with their customers, suppliers and employees will be maintained, and the going concern value of the business will be preserved. However, if there is a protracted Chapter 11 process, the Debtors' operations could be materially adversely affected.

C.       Administrative Claims

                  As set forth in detail below under the heading "Certain Material United States Federal Income Tax Consequences of the Plan" and based on the conclusions therein, the Debtors do not believe that the consummation of the Plan will result in the Debtors being obligated to make an administrative priority tax payment in excess of $6.0 million. However, it is possible that the Internal Revenue Service ("IRS") will disagree with the conclusions and position of the Debtors and assert that the consummation of the Plan results in significant additional administrative priority tax obligations for the Debtors. Were such a position to be taken by the IRS, and were such position to be upheld, it is possible that the amount of funds available for the payment of General Unsecured Claims would be significantly reduced, and it is possible that there would be no funds available for payment of any General Unsecured Claims, contrary to the estimated recoveries to holders of General Unsecured Claims against DBI and the DBOC Debtors, as set forth in the Overview.

                  Moreover, it is possible if there is a dispute with the IRS regarding the amount of administrative priority tax Claims owing to the IRS, that the Debtors and the Creditors' Committee would attempt to settle such dispute and that such a settlement could result in there being less funds available for distribution to holders of General Unsecured Claims than estimated based upon the Debtors' estimate that there will be only $6.0 million tax due the IRS as a result of the consummation of the Plan. If a settlement with the IRS is necessary, and it is approved by the Bankruptcy Court, holders of General Unsecured Claims may receive lesser recoveries than as estimated herein, without there being a resolicitation of votes on the Plan.

D.       Environmental Matters

                  The Company will be subject to a variety of environmental laws and regulations governing, among other things, discharges to air and water, the handling, storage, and disposal of hazardous or solid waste materials and the remediation of contamination associated with releases of hazardous substances. Such laws and regulations and the risk of attendant litigation can cause significant delays to a project and add significantly to its cost. Violations of these environmental laws and regulations could subject the Company and its management to civil and criminal penalties and other liabilities. There can be no assurance that such laws and regulations will not become more stringent, or more stringently implemented, in the future.

                  Various federal, state and local environmental laws and regulations, as well as common law, may impose liability for property damage and costs of investigation and cleanup of hazardous or toxic substances on property currently or previously owned by the Debtors or arising out of the Debtors' waste management activities. Such laws may impose responsibility and liability without regard to knowledge of or causation of the presence of the contaminants, and the liability under such laws is joint and several. The Debtors have potential liabilities associated with their past waste disposal activities and with their current and prior ownership of certain property. In general, the Debtors believe that the likely amount of such liabilities will not be material, because the Debtors may have a valid defense to liability with respect to a given site or the Debtors should only be responsible for a small percentage of the total cleanup costs with respect to a given site. However, because liability under such laws is joint and several, no assurances can be given that the Company will not eventually be responsible for all or a substantial portion of the liabilities associated with one or more of these sites, which liabilities could be material either individually or in the aggregate.

E.       Unimpaired and Unknown Claims

                  Certain claims against the Debtors are being left Unimpaired under the Plan. To the extent that such claims are required to be reflected on financial statements, the Debtors believe that their financial statements and projected financial statements properly reflect these claims in accordance with generally accepted accounting principles. However, the actual amount of such claims may materially differ from those set forth in the financial statements. Further, there are likely to be Claims that exist which the Debtors are not aware of at this time. Some of such Claims may not be discharged under the Plan. The Debtors are taking no action in the Chapter 11 Cases to disallow, liquidate or otherwise cap any Unimpaired Claims. The liability of the Debtors as to Unimpaired Claims, and certain types of unknown claims that, under applicable law, may not be discharged after their emergence from Chapter 11 will not have been reduced or otherwise affected by the Chapter 11 Cases or the Plan. There can be no assurance that the Debtors' financial position and results of operations after emergence from Chapter 11 pursuant to the Plan could not be materially and adversely affected by the Unimpaired Claims or unknown Claims.

F.       Industry Cyclicality

                  Demand for the services to be offered by the Company has been, and is expected to continue to be, subject to significant fluctuations due to a variety of factors beyond the control of the Company, including economic conditions.

G.       Business and Competition

                  1.       Commodity Risk
                           --------------

                  The primary raw materials used by the Debtors are generally available from multiple suppliers, and the Debtors have not experienced any significant interruption in the availability of such materials. However, the price of polystyrene resin, the key raw material from which the Debtors' Cutlery products are produced, can be volatile. The polystyrene resin used by the Debtors is produced from petrochemical intermediaries that are, in turn, derived from petroleum. Polystyrene resin prices may fluctuate as a result of, among other things, worldwide changes in natural gas and crude oil prices and supply, as well as changes in supply and demand for polystyrene resin and petrochemical intermediaries from which it is produced. Among other industries, the automotive and housing industries are significant users of polystyrene resin. As a result, significant changes in worldwide capacity and demand in these and other industries may cause significant fluctuations in the prices of polystyrene resin. Although the Company has a long term supply contract with a major polystyrene resin supplier which the Company believes believe gives them the lowest price available to any customer purchasing similar volume and short-term price protection during periods of rising prices, there can be no assurance this transaction would reduce the impact on the Company from polystyrene resin price changes. As set forth herein, notable recent price increases for resin, brought on by a decrease in supply relative to demand and an increase in global petroleum prices contributed to the Debtors' decision to commence these Chapter 11 Cases and may continue to affect the Company's profitability following the Reorganization.

                  2.       Competition
                           -----------

                  The markets for certain of the Debtors' products are highly competitive. The Debtors compete, particularly with respect to its Cutlery products, with several domestic manufacturers, some of which are larger and have significantly greater resources than the Debtors. In addition, the Debtors compete with foreign manufacturers, particularly those located in China, Sweden, Brazil, Chile, Japan and Korea. Although the barriers to entry into the Debtors' businesses are relatively low, the Debtors believe that they have a number of competitive advantages over potential new market entrants (including strong name brands, established national distribution and existing cost-efficient manufacturing operations) and that the relatively small market size for certain of the Debtors' products may make those markets economically less attractive to the potential competitors.

H.       Certain Litigation

                  1.       Legal Proceedings and Environmental Matters
                           -------------------------------------------

                  The Debtors are a defendant(s) in several lawsuits, including product liability lawsuits, arising in the ordinary course of business. Although the amount of any liability that could arise with respect to any such lawsuit cannot be accurately predicted, in the opinion of management, the resolution of these matters is not expected to have a material adverse effect on the financial position or results of operations of the Company. A predecessor to the Debtors and certain other match producers are parties to a 1946 consent decree under which the parties thereto are prohibited from engaging in anticompetitive acts or participating in specified commercial relationships with one another.

                  The Debtors' operations are subject to a wide range of general and industry specific federal, state and local environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous waste. Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous substances on such property. Although management believes that the Debtors are in substantial compliance with all applicable environmental laws and regulations, unforeseen expenditures to remain in such compliance, or unforeseen environmental liabilities, could have a material adverse affect on their business and financial positions. Additionally, there can be no assurance that changes in environmental laws and regulations or their application will not require further expenditures by the Company.

VIII. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  A summary description of certain material United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Company and to holders of Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been or will be sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan to the Debtors or any holder of a Claim. No assurance can be given that the IRS or other authority would not assert, or that a court would not sustain, a different position from any discussed herein.

                  The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change (possibly with retroactive effect).

                  The following discussion does not address foreign, state or local tax consequences of the Plan, which may be significant, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of Claims that are, or hold their Claims through, pass-through entities, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency and persons holding Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes. EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN OR IN THE PLAN.

A.       Federal Income Tax Consequences to the Debtors

                  1.       The Restructuring
                           -----------------

                  The Debtors file a consolidated federal income tax return. DBI believes, and intends to take the position that, unless DBI and DBOC engage in the restructuring described below, DBI will have an excess loss account ("ELA") in the stock of DBOC totaling approximately $114 million as of the end of 2002. An excess loss account, under the consolidated return regulations, is similar to negative tax basis of the same amount. Any ELA in the DBOC stock that is not eliminated prior to the consummation of the Sale and the restructuring of DBOC's debts pursuant to the Plan may result in DBI recognizing taxable income in the amount of the ELA for federal income tax purposes.

                  As part of the Plan, DBI and DBOC first will engage in a restructuring transaction (the "Restructuring") prior to the sale of DBOC's assets. Pursuant to the Restructuring, DBOC will convert into a limited liability company under section 266 of the Delaware General Corporation Law and then will be treated as a disregarded entity for federal income tax purposes. As a result of its conversion to a disregarded entity, DBOC will be treated as liquidating into DBI for federal income tax purposes. In connection with its conversion to a disregarded entity and pursuant to the Plan, DBOC will distribute the DBI Recovery Pool to

DBI with respect to the class O-4 Interests, which will be treated as part of the liquidation. As a result of the deemed liquidation, all of the assets of DBOC will become assets of DBI, and DBOC will cease to exist as an entity separate from DBI for federal income tax purposes. However, since DBOC will remain as a separate legal entity following the deemed liquidation, notwithstanding that it will be disregarded for federal income tax purposes, the outstanding debt of DBOC will be limited in recourse to the assets of the legal entity, DBOC. It is expected that the deemed liquidation will be a tax-free transaction for federal income tax purposes, and that DBI will have a tax basis in the DBOC assets it will receive or be deemed to receive in the deemed liquidation equal to DBOC's tax basis in such assets immediately prior to the transaction.

                  The Company believes and intends to take the position that, the liquidation should cause the ELA to be eliminated for federal income tax purposes, and not be included in DBI's income as a result of the Sale and the restructuring of DBOC's debts pursuant to the Plan. However, neither the Company nor the Creditors' Committee has sought or received an opinion of tax counsel to this effect. Neither has the Company sought or received a ruling from the IRS, and, accordingly, no assurance can be given that the IRS or a court would agree with the conclusion stated above. The IRS could challenge the federal income tax treatment outlined above. If the IRS were to successfully assert that the ELA was not eliminated as a result of the liquidation, the tax consequences to the Debtors would differ significantly from the tax consequences described above.

                  If the IRS were to successfully assert that the ELA was not eliminated, the amount of the ELA would be recognized as income to DBI pursuant to the Plan. The amount of the resulting federal income tax liability would be approximately $26 million, assuming that approximately $40 million of DBI's net operating losses ("NOLs) could be utilized to offset the income recognized by reason of the ELA (this assumption is subject to the discussion regarding the possible IRS challenge as to the amount of DBI's NOLs, set forth below). This liability, under the consolidated return regulations, is a several obligation of each of the Debtors. Moreover, because the resulting tax liability would arise during the pendency of the bankruptcy and as a result of the Plan, the tax liability would be classified as an Administrative Claim under section 503(b) of the Bankruptcy Code. In such an event, based upon the amount of proceeds to be received by the Debtors from the Sale, there would not be sufficient proceeds to make any of the distributions to holders of General Unsecured Claims estimated herein to be available under the Plan.

                  2.       The Sale
                           --------

                  For federal income tax purposes, the Sale will constitute a taxable transaction that will result in the Debtors generally recognizing taxable gain or loss on each of its assets, including the stock of FI and DBK. Generally, the net amount of such gain or loss will be equal to the difference, if any, between (i) the sum of the amount of cash, the fair market value of any property received by DBI and DBOC in exchange for the assets, and the fair market value of the liabilities assumed by the Purchaser, and (ii) DBI's and DBOC's adjusted tax basis in the assets. Under the Plan, based on proceeds of approximately $114 million, it is estimated that the Debtors will recognize a net gain on the Sale in the amount of approximately $57 million. It is estimated that the Debtors will have NOLs and NOL carryforwards totaling approximately $40 million that will be available to offset the gain recognized on the Sale, (subject to the discussion below regarding possible IRS challenge). The Company thus expects that the Debtors will incur federal income tax liability in the amount of approximately $6.0 million as a result of the Sale under the Plan, for which each Debtor will be severally liable. Of the approximately $40 million of NOLs and NOL carryforwards that are estimated to be available, approximately $20 million are attributable to interest that has accrued since the filing of the bankruptcy petition with respect to debt that was incurred prior to the bankruptcy filing. The Company believes, and intends to take the position that, such interest should be included in the NOLs available to offset the gain arising from the sale of the Debtors' assets under the Plan. However, neither the Company nor the Creditors' Committee has sought or received an opinion of tax counsel to this effect. Neither has the Company sought or received a ruling from the IRS, and, accordingly, no assurance can be given that the IRS or a court would agree with the conclusion stated above.

                  If the IRS were to successfully assert that the NOLs available to offset the gain arising from the sale of the Debtors' assets do not include amounts attributable to post-petition interest deductions, the federal income tax on the sale of the assets would be approximately $13 million under the Plan. Moreover, because the resulting tax liability would arise during the pendency of the bankruptcy case and as a result of the Plan, the tax liability would be classified as an Administrative Claim under section 503(b) of the Bankruptcy Code. In such an event, based upon the amount of proceeds to be received by the Debtors from the Sale, there may not be sufficient proceeds to make any of the distributions to holders of General Unsecured Claims estimated herein to be available under the Plan.

B.       Federal Income Tax Consequences to Holders of Claims

                  The United States federal income tax consequences of the transactions contemplated by the Plan to holders of Allowed Claims and Interests in DBOC (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) the manner in which a holder acquired a Claim; (2) the length of time the Claim has been held; (3) whether the Claim was acquired at a discount; (4) whether the holder has taken a bad debt deduction with respect to the Claim(or any portion thereof) in the current or prior years; (5) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (6) the holder's method of tax accounting; and (7) whether the Claim is an installment obligation for federal income tax purposes. Therefore, holders of Claims should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year.

                  For purposes of the following discussion, a "United States holder" is a holder of an Allowed Claim that is (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. A "Non-United States holder" is a holder of an Allowed Claim that is not a United States holder.

                  1.      Allocation of Payments Between Principal and Interest
                          -----------------------------------------------------

                  To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, the Debtors intend to take the position that, for income tax purposes, such distribution shall be allocated to the principal amount of the Allowed Claim first and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing accrued but unpaid interest. No assurances can be made in this regard. If, contrary to the Debtors' intended position, such a distribution were treated as being allocated first to accrued but unpaid interest, a holder of such an Allowed Claim would realize ordinary income with respect to the distribution in an amount equal to the accrued but unpaid interest not already taken into income under the holder's method of accounting, regardless of whether the holder otherwise realizes a loss as a result of the Plan. A holder of an Allowed Claim should also recognize ordinary income on the exchange (but not in excess of the amount of gain recognized, as described below) to the extent a distribution is received in exchange for market discount not previously taken into account under the holder's method of accounting.

                  2.       Holders of Allowed Claims
                           -------------------------

                  The receipt of cash or other property in respect of an Allowed Claim pursuant to the Plan should be treated as a taxable exchange for federal income tax purposes. Accordingly, a holder of an Allowed Claim should, except as described in the next sentence, generally recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (1) cash (plus the fair market value of any property in the case of holders of unsecured claims) received in respect of its Allowed Claim and (2) the holder's adjusted tax basis in its Allowed Claim. A holder should, however, recognize interest income to the extent it receives cash in respect of accrued interest or accrued market discount that has not already been included in income under the holder's method of accounting (as described above under the heading "Allocation of Payments Between Principal and Interest"). Conversely, a holder would generally recognize a deductible loss to the extent any accrued interest or accrued market discount was previously included under such holder's method of accounting and is not paid in full. A holder who receives property other than cash in respect of an Allowed Claim will generally have a tax basis in such property equal to its fair market value at the time such property is received.

                  3.       Impaired Other Unsecured Claims
                           -------------------------------

                  Depending on the nature of the Impaired Other Unsecured Claim and its character in the hands of the holder, any gain or loss with respect to the receipt of cash in respect of such Claim pursuant to the Plan will generally be treated as capital gain or loss or ordinary income or deduction. Capital losses may generally offset only capital gains, although individuals may, to a limited extent, offset ordinary income with capital losses. In addition, holders may be subject to other special tax rules that affect the character, timing and amount of any income, gain, loss or deduction. Accordingly, holders of Impaired Other Unsecured Claims are urged to consult their own tax advisors regarding the tax consequences of the Plan to them.

                  4.       Non-United States Holders
                           -------------------------

                  The United States federal income tax consequences of the Plan for a Non-United States holder generally depend on the nature and origin of the holder's Claim. Except as discussed below, a Non-United States holder that holds its Claim as a capital asset should generally not be subject to United States federal income tax with respect to any cash received in respect of its Claim pursuant to the Plan unless, among other things, (a) such holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, (b) in the case of an individual, such holder is present in the United States for 183 days or more during the taxable year of the Effective Date or otherwise has a "tax home" in the United States, or (c) such holder is a former citizen or resident of the U.S. Payments made to a Non-United States holder may, however, be subject to United States federal withholding tax and a Non-United States holder may be subject to information reporting with respect to consideration received in respect of accrued interest or market discount.

                  5.       Information Reporting and Backup Withholding
                           --------------------------------------------

                  Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or
(b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

                  A Non-United States holder that receives payments pursuant to the Plan will generally not be subject to backup withholding, provided that such holder furnishes certification of its status as a Non-United States holder (and any other required certifications), or is otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN. Information reporting may apply to amounts received by a Non-United States holder. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.


         IX. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.       Feasibility of the Plan

                  In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, unless such liquidation or reorganization is proposed in the Plan.

                  The Plan provides for the sale of substantially all of the Debtors' estates. The Purchase Agreement has been fully negotiated. The Debtors believe that the amount of proceeds from the Sale will be sufficient to pay all Administrative and Priority Claims that become Allowed, based upon the Debtors' estimates. Accordingly, the Debtors believe that the Plan is feasible.

                  Diamond Brands is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial statements and other matters. Such filings will not include projected financial information.

B.       Acceptance of the Plan

                  As a condition to confirmation of any Plan, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept that Plan, except under certain circumstances.

                  Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject a Plan. Thus, Impaired Classes under the Plan will have voted to accept such Plan only if two-thirds (2/3) in amount and a majority in number actually voting in each Class cast their Ballots in favor of acceptance. Holders of Claims who fail to vote for the Plan are not counted as either accepting or rejecting that Plan.

C.        Best Interests Test

                  As noted above, even if the Plan is accepted by the holders of each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that such Plan is in the best interests of all holders of claims or interests that are impaired by that Plan and that have not accepted that Plan. The "best interests" test, as set forth in
Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

                  To calculate the probable distribution to holders of each impaired class of claims and interests if the Debtors were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from a debtor's assets if its Chapter 11 cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

                  The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 cases and the Chapter 11 cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its Chapter 11 cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection claims.

                  Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.       Liquidation Analysis

                  In order to determine the amount of liquidation value available to creditors, the Debtors, with the assistance of their financial advisor, Jefferies, prepared a liquidation analysis (the "Liquidation Analysis"), which concludes that in a Chapter 7 liquidation (assuming that the Sale does not occur), holders of secured Claims against the Debtors, would receive less of a recovery compared to the recovery under the Plan. Additionally, the Liquidation Analysis concludes that the holders of Administrative and Priority Claims, as well as General Unsecured Claims, would likely receive no recovery whatsoever. These conclusions are premised upon the assumptions set forth below, which the Debtors and Jefferies believe are reasonable.

                  1.     Hypothetical Orderly Liquidation Analysis of Diamond
                         ----------------------------------------------------
                         Brands Incorporated As of January 31, 2003
                         ------------------------------------------

                  Set forth below is a liquidation analysis of DBI, assuming a hypothetical Chapter 7 liquidation in which a court-appointed trustee would liquidate the assets of DBI. The liquidation analysis has been prepared solely for purposes of estimating the proceeds available in a Chapter 7 liquidation of DBI to illustrate that the Plan meets the "Best Interest" test and provides at least equal or greater value to all impaired classes of creditors and equity interest holders than would be provided in a hypothetical conversion to a Chapter 7 liquidation. Nothing contained in these valuations is intended to or may constitute a concession by, or admission of, DBI for any other purposes. This analysis is based on an assumed Effective Date of January 31, 2003, and is based upon information available to and analyses undertaken by the Debtors, with the assistance of Jefferies, as of October 31, 2002.

                  Underlying these analyses are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of DBI and any Chapter 7 trustee. Accordingly, there can be no assurance that the values assumed in the following analyses would be realized if DBI were in fact liquidated. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances that cannot presently be predicted.

                  The principal assumptions used in these liquidation analyses are set forth in the Summary of Significant Liquidation Analysis Notes and Assumptions that follow the analyses below.

                                                                       % Recovery                 $ Recovery
                                                                 -----------------------    -----------------------
                                                      Book
                                                      Value         Low         High             Low         High
($ in thousands)                                    10/31/02       Estimate     Estimate       Estimate     Estimate
                                                   -----------   ----------   ----------    -------------  ---------
Current Assets
  Cash and cash equivalents                        $        --    100.0%        100.0%        $      --     $     --

  Accounts receivable                                       --     70.0%         80.0%               --           --
  Inventories                                               --     50.0%         60.0%               --           --
  Other current assets:
     Prepaid expenses                                       --     10.0%         20.0%               --           --
     Inter Company Balance                                 287      0.0%          0.0%               --           --

Non-Current Assets
  Goodwill                                                  --      0.0%          0.0%                --           --
  Deferred financing                                       575      0.0%          0.0%                --           --
  Deferred taxes                                            40      0.0%          0.0%                --           --

PP&E
  Land                                                      --     10.0%         20.0%               --           --
  Buildings                                                 --     10.0%         20.0%               --           --
  Machinery & Equipment                                     --     25.0%         40.0%               --           --
  Accumulated Depreciation                                  --      0.0%          0.0%               --           --
                                                   -----------                              -------------  ---------
     Total assets                                  $       902                                       --           --

Total Recovery                                                                                $      --       $   --

Liquidation Expenses                                                                                 --           --
                                                                                            -------------  ----------
     Available to Secured Bank Debt                                                                  --           --

Bank debt                                          $    84,050     0.0%          0.0%                --           --
                                                                                             -------------  ----------
     Available to Administrative Claims                                                              --           --



                                      54

                                                                       % Recovery                 $ Recovery
                                                                 -----------------------    -----------------------
                                                      Book
                                                      Value         Low         High             Low         High
($ in thousands)                                    10/31/02       Estimate     Estimate       Estimate     Estimate
                                                   -----------   ----------   ----------    -------------  ---------

Administrative Claims                                    4,079      0.0%          0.0%               --           --
     Available to unsecured                                                                          --           --

Unsecured Claims
  12.875% Sr. Discount Debentures,                 $    30,790      0.0%          0.0%               --           --
  net of discount

  12.875% Convertible Debt                              10,786      0.0%          0.0%               --           --
                                                   -----------                              -------------  ---------
  Total unsecured                                  $    41,576      0.0%          0.0%               --           --

Interest Holders
  Common Stock, Preferred Stock & Warrant          $    63,071      0.0%          0.0%        $      --     $     --

 ---------------------------------------------------------------------------------------------------------------------
|  Secured Recovery                                                                                 0.0%        0.0%  |
|  Unsecured Recovery                                                                               0.0%        0.0%  |
 ---------------------------------------------------------------------------------------------------------------------

                  The Liquidation Analysis represents DBI's best estimates of liquidation values based upon conversion of the Reorganization Cases to Chapter 7 liquidation cases. Such estimates are predicated upon circumstances which may result in values being greater or less than those realized in a liquidation. Variance from the estimates may be caused by the following:

                       (a) DBI developed their estimates of recovery percentage assuming two scenarios. The first, a lower recovery scenario, assumes a quick sale of assets. The second, a higher recovery scenario, assumes an orderly liquidation of assets over a longer period. There can be no assurance, however, that the liquidation could be completed in either of the time periods assumed or that the recoveries assigned to the assets would in fact be realized.

                       (b) Nature and timing of sales prices - Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interests of the parties-in-interest. The liquidation analyses assume that there would be pressure to complete the sales process within a relatively quick period. The need to convert property to cash so rapidly may have an adverse impact on the proceeds realized from the sale of DBI's assets.

                       (c) Discount factor applied to assets - The precise discount to attribute to assets in a Chapter 7 case proceeding cannot be computed on the basis of any known empirical data. Accordingly, for purposes of these liquidation analyses, assets were valued based on DBI's best estimates, which would vary on an asset to asset basis.

                       (d) It is possible that a conversion to a Chapter 7 proceeding could result in liquidation expenses being greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

                       (e) Estimated claims - This analysis was prepared to show estimated net proceeds available to all classes of creditors identified and defined in the Disclosure Statement. No analysis has been performed regarding the validity of the remaining creditors of the Debtors, and no opinion regarding the validity of these creditors should be inferred.

                       (f) The liquidation analysis assumes that proceeds of a liquidation are used first to repay secured indebtedness outstanding as of January 31, 2003, with the remainder being used to pay general unsecured creditors.

                       (g) It is assumed that there will not be any income or transfer tax liabilities resulting from a Chapter 7 proceeding.

                       (h) Cost to Liquidate - Assumes that liquidation will occur for between six and nine months. Liquidation expenses will be approximately 15% of non-cash assets. This includes fees and expenses to the trustee, counsel, investment bankers, accountants, brokers, auctioneers and committee professionals.

                       (i) Claims - As of January 31, 2003, it is assumed that secured debt consists of a $11.8 million Revolving Line of Credit, $23.6 million Tranche A Term Debt and $48.6 million Tranche B Term Debt. It is assumed that the claimants have valid security interests in all the assets of the Company.

                       (j) The estimated book value of administrative claims as of January 31, 2003 are:

  Key Employee Retention Program                   $  1,200,000
  Professional Expenses                               2,128,572
  Wind-Down Expenses                                    750,000
  ------------------                               -------------
  Total:                                              4,078,572


                       (k) Priority Tax Claims - It is assumed that there will be no priority tax claims in connection with the liquidation.

                       (l) Priority Claims - DBI does not anticipate allowance of any Priority Claims.

                  2.     Hypothetical Orderly Liquidation Analysis of Diamond
                         ----------------------------------------------------
                         Brands Operating Corp. As of January 31, 2003
                         ---------------------------------------------

                  Set forth below is a liquidation analysis of DBOC, assuming a hypothetical Chapter 7 liquidation in which a court-appointed trustee would liquidate the assets of DBOC. The liquidation analysis has been prepared solely for purposes of estimating the proceeds available in a Chapter 7 liquidation of DBOC to illustrate that the Plan meets the "Best Interest" test and provides at least equal or greater value to all impaired classes of creditors and equity interest holders than would be provided in a hypothetical conversion to a Chapter 7 liquidation. Nothing contained in these valuations is intended to or may constitute a concession by, or admission of, DBOC for any other purposes. This analysis is based on an assumed Effective Date of January 31, 2003, and is based upon information available to and analyses undertaken by the Debtors, with the assistance of Jefferies, as of October 31, 2002.

                  Underlying these analyses are a number of estimates and assumptions that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of DBOC and any Chapter 7 trustee. Accordingly, there can be no assurance that the values assumed in the following analyses would be realized if DBOC were in fact liquidated. In addition, any liquidation that would be undertaken would necessarily take place in future circumstances that cannot presently be predicted.

                  The principal assumptions used in these liquidation analyses are set forth in the Summary of Significant Liquidation Analysis Notes and Assumptions that follow the analyses below.

                                                                        % Recovery                    $ Recovery
                                                                  -----------------------       ------------------------
                                                       Book
                                                      Value         Low            High            Low           High
  ($ in thousands)                                   10/31/02     Estimate       Estimate        Estimate      Estimate
                                                     --------     --------       --------        --------      --------
  Current Assets
  Cash and cash equivalents                       $   15,571       100.0%         100.0%        $  15,571    $  15,571
  Accounts receivable                                 13,035       70.0%          80.0%             9,125       10,428
  Inventories                                         14,452       50.0%          60.0%             7,226        8,671
  Other current assets:
     Prepaid expenses                                  1,157       10.0%          20.0%               116          231
     Inter Company Balance                             (287)        0.0%           0.0%                --           --

Non-Current Assets
  Goodwill                                            22,941        0.0%           0.0%                --           --
  Deferred financing                                   3,645        0.0%           0.0%                --           --
  Deferred taxes                                          --        0.0%           0.0%                --           --

PP&E
  Land                                                   559       10.0%          20.0%                56          112
  Buildings                                            8,650       10.0%          20.0%               865        1,730
  Machinery & Equipment                               36,785       25.0%          40.0%             9,196       14,714
  Accumulated Depreciation                           (29,086)       0.0%           0.0%                --           --
                                                    --------                                     --------      --------
     Total assets                                 $   87,422                                    $  42,154    $  51,457


Total Recovery                                                                                     42,154       51,457

Liquidation Expenses*                                                                               3,988        5,383
                                                                                                 --------      --------
     Available to Creditors                                                                        38,167       46,074

Bank debt                                         $   84,050       45.4%          54.8%            38,167       46,074
                                                                                                 --------      --------
     Available to Administrative Claims                                                                --           --

Administrative Claims                                  4,079        0.0%           0.0%                --           --
                                                                                                 --------      --------
     Available to unsecured                                                                            --           --

Unsecured Claims
  Accounts payable                                $    3,013        0.0%           0.0%         $      --     $     --
  Accrued expenses                                     7,178        0.0%           0.0%                --           --
  Accrued taxes                                          314        0.0%           0.0%                --           --
  Accrued interest                                     7,107        0.0%           0.0%                --           --
  10.125% Senior Subordinated Notes                  100,000        0.0%           0.0%                --           --
  Postretirement benefit obligations                   1,463        0.0%           0.0%                --           --
  Deferred income taxes                                2,248        0.0%           0.0%                --           --
                                                     --------                                    --------      --------
  Total unsecured                                 $  121,323        0.0%           0.0%                --           --

Interest Holders
  Common Stock, Preferred Stock &                 $        1        0.0%           0.0%         $      --     $     --
  Warrants
 --------------------------------------------------------------------------------------------------------------------------
| Secured Recovery                                                                                    45.4%        54.8%   |
| Unsecured Recovery                                                                                   0.0%         0.0%   |
 --------------------------------------------------------------------------------------------------------------------------

This analysis assumes the completion of a Chapter 7 liquidation as of January
31, 2003. *Assumed liquidation cost of 15% of total recovery on non-cash assets.

                  The Liquidation Analysis represents DBOC's best estimates of liquidation values based upon conversion of the Reorganization Cases to Chapter 7 liquidation cases. Such estimates are predicated upon circumstances which may result in values being greater or less than those realized in a liquidation. Variance from the estimates may be caused by the following:

                       (a) DBOC developed their estimates of recovery percentage assuming two scenarios. The first, a lower recovery scenario, assumes a quick sale of assets. The second, a higher recovery scenario, assumes an orderly liquidation of assets over a longer period. There can be no assurance, however, that the liquidation could be completed in either of the time periods assumed or that the recoveries assigned to the assets would in fact be realized.

                       (b) Nature and timing of sales prices - Under Section 704 of the Bankruptcy Code, an appointed trustee must, among other duties, collect and convert the property of the estate as expeditiously as is compatible with the best interests of the parties-in-interest. The liquidation analyses assume that there would be pressure to complete the sales process within a relatively quick period. The need to convert property to cash so rapidly may have an adverse impact on the proceeds realized from the sale of DBOC's assets.

                       (c) Discount factor applied to assets - The precise discount to attribute to assets in a Chapter 7 case proceeding cannot be computed on the basis of any known empirical data. Accordingly, for purposes of these liquidation analyses, assets were valued based on DBOC's best estimates, which would vary on an asset to asset basis.

                       (d) It is possible that a conversion to a Chapter 7 proceeding could result in liquidation expenses being greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

                       (e) Estimated claims - This analysis was prepared to show estimated net proceeds available to all classes of creditors identified and defined in the Disclosure Statement. No analysis has been performed regarding the validity of the remaining creditors of DBOC, and no opinion regarding the validity of these creditors should be inferred.

                           (f) The liquidation analysis assumes that proceeds
of a liquidation are used first
to repay secured indebtedness outstanding as of January 31, 2003, with the remainder being used to pay general unsecured creditors.

                       (g) It is assumed that there will not be any income or transfer tax liabilities resulting from a Chapter 7 proceeding.

                       (h) Cash - Includes $15.6 million of cash and equivalents assumed on hand at January 31, 2003.

                       (i) Accounts Receivable - Management assumes that Trade Receivables would be collected in cash at between approximately 70% and 80% of book value, net of amounts previously reserved.

                       (j) Inventories - Management assumes that Inventories would be collected at between 50% and 60% of book value, which is net of amounts previously reserved.

                       (k) Other Current Assets - Recovery values assume: an estimate of 10% to 20% for prepaid expenses, based upon Management's estimates;

                       (l) P, P & E - Recovery values assume: (i) an estimate of 10% to 20% for the Company's owned properties, based upon DBOC's best estimates; (ii) 10% to 20% for the Company's buildings; and (iii) 25% to 40% for the Company's machinery and equipment, based on Management's estimates.

                       (m) All other assets are assumed to be unrecoverable. The assumed approximate book values of all other assets as of January 31, 2003 are:

            Goodwill                           $     22,941,000
            Deferred financing                        3,645,000
            ------------------                 ----------------
            Total                              $     26,586,000

                       (n) Cost to Liquidate - Assumes that liquidation will occur for between six and nine months. Liquidation expenses will be approximately 15% of non-cash assets. This includes fees and expenses to the trustee, counsel, investment bankers, accountants, brokers, auctioneers and committee professionals.

                       (o) Claims - As of January 31, 2003, it is assumed that secured debt consists of a $11.8 million Revolving Line of Credit, $23.6 million Tranche A Term Debt and $48.6 million Tranche B Term Debt. It is assumed that the claimants have valid security interests in all the assets of the Company.

                       (p) The estimated book value of administrative claims as of January 31, 2003 are:

            Key Employee Retention Program                $    1,200,000
            Professional Expenses                              2,128,572
            Wind-Down Expenses                                   750,000
            ------------------                            --------------
               Total                                      $    4,078,572


                       (q) Priority Tax Claims - It is assumed that there will be no priority tax claims in connection with the liquidation.

                       (r) Priority Claims - DBOC does not anticipate allowance of any Priority Claims.

                       (s) Unsecured Claims - Consists of all known senior subordinated note holders, general unsecured trade, postretirement benefit obligations, accrued interest, deferred income taxes, service and other vendors of DBOC.

                  Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative.

The liquidation analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and\or business units, as well as the amount of Claims that will ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors' incomplete review of any Claims filed and the Debtors' books and records. No Order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. In preparing the liquidation analysis, the Debtors have projected an amount of Allowed Claims that is at the lowest end of a range of reasonableness such that, for purposes of the liquidation analysis, the largest possible Chapter 7 liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E. Application of the "Best Interests" of Creditors Test to the Liquidation Analysis and the Plan

                  It is impossible for the Plan Proponents to determine with any specificity the value each creditor will receive as a percentage of its Allowed Claim. This difficulty in estimating the value of recoveries is due to, among other things, the inherent uncertainty in estimating the amount of Administrative Claims that will ultimately become Allowed, as well as to a lesser degree, the ultimate amount of Allowed Claims in any Impaired Class.

                  Notwithstanding the difficulty in quantifying recoveries to holders of Allowed Claims with precision, the Plan Proponents believe that the financial disclosures and proposed recoveries to each Class of Impaired Claims under the Plans imply a greater or equal recovery to holders of Claims in Impaired Classes than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors and the Plan Proponents believe that the "best interests" test of Section 1129 of the Bankruptcy Code is satisfied.

F.     Confirmation Without Acceptance of All Impaired Classes:
       The "Cramdown" Alternative

                  Under the Plan, Class H-4 is deemed to have rejected the Plan. In view of the deemed rejection by such holders, the Plan Proponents will seek confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. The Plan Proponents further reserve the right to seek confirmation of the Plan with respect to the holders of other Claims in the event such holders vote to reject the Plan. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

                  A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

                  A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (b) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

                  Under the Plan, Classes H-3 and O-3 are impaired. Should either or both of Classes H-3 or O- 3 vote to reject the Plan, the DBI Plan and/or the DBOC Debtors' Plan, as appropriate, may not be confirmable.


                     X. ALTERNATIVES TO CONFIRMATION AND
                           CONSUMMATION OF THE PLAN

                  The Debtors believe that the Plan affords holders of Claims the potential for a better realization on the Debtors' assets than a liquidation, and, therefore, is in the best interests of such holders.

                  If, however, the requisite acceptances of voting classes of Claims are not received, or no Plan is confirmed and consummated, the theoretical alternatives include: (a) formulation of an alternative plan or plans of reorganization, or (b) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       Alternative Plan(s) of Reorganization

                  If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plan(s) might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

                  With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan enables creditors to realize the greatest possible value under the circumstances, and, that as compared to any alternative plan of reorganization, has the greatest chance to be confirmed and consummated.

B.       Liquidation under Chapter 7

                  If no Plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

                  The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority.

                  Under the Plan, Classes H-3 and O-3 are impaired. Should either or both of Classes H-3 or O-3 vote to reject the Plan, the DBI Plan and/or the DBOC Debtors' Plan, as appropriate, may not be confirmable. As discussed in Section VI.T above, in the event that the Plan as to DBI and/or the DBOC Debtors is not confirmed, the Debtors will request that at the Confirmation Hearing, the Court approve the Sale to Jarden pursuant to sections 363 and 105 of the Bankruptcy Code, and subsequently convert the Chapter 11 Case or Cases of the non-confirming Debtors to cases under chapter 7 of the Bankruptcy Code. If such relief is granted, the proceeds of Sale would be distributed by the Chapter 7 trustee in accordance with Chapter 7. The Debtors believe that such a result would reduce distributions to holders of General Unsecured Claims compared to those under the Plan, because, among other things, additional administrative expenses for the Chapter 7 trustee and professionals retained by it would have to be paid from Sale proceeds. If the Chapter 11 Cases were to be converted before the Sale is consummated, there is no assurance that the Debtors could sell their assets for anything other than a materially reduced price, if at all,


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

reducing recoveries to holders of General Unsecured Claims, and potentially eliminating recovery on Administrative and Priority Claims.

                    XI. THE SOLICITATION; VOTING PROCEDURE

A.       Parties in Interest Entitled to Vote

                  Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

                  In general, a holder of a claim or interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.       Classes Impaired under the Plan

                  Classes H-3, O-3, and O-4 are entitled to vote to accept or reject such Plan. By operation of law, each Unimpaired Class of Claims is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject that Plan. By operation of law, Class H-4 is deemed to have rejected that Plan and therefore is not entitled to vote to accept or reject such Plan.

C.       Waivers of Defects, Irregularities, Etc.

                  Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Voting Agent and the Plan Proponents, in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Plan Proponents reserve the absolute right to contest the validity of any such withdrawal. The Plan Proponents also reserve the right to seek to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Plan Proponent further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Plan Proponents, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Plan Proponents (or the Bankruptcy Court) determine. Neither the Plan Proponents nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

D.       Withdrawal of Ballots; Revocation

                  Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Voting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Voting Agent to determine whether any withdrawals of Ballots were received and whether the Requisite Acceptances of the Plan have been received. As stated above, the Plan Proponents expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

                  Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast Ballot.

                  Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date will be counted for purposes of determining whether the Requisite Acceptances have been received.

E.       Further Information; Additional Copies

                  If you have any questions or require further information about the voting procedure for voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent:

                        Diamond Brands Operating Corp.
                             c/o Logan and Company
                             546 Upper Valley Road
                           Upper Montclair, NJ 07043
                          (973) 509-3190 (telephone)
                          (973) 509-3191 (facsimile)


F.       Internet Access to Bankruptcy Court Documents

                  Bankruptcy Court documents filed in these Chapter 11 Cases as well as the Bankruptcy Court's calendar and other administrative matters may be found, downloaded and printed from the Bankruptcy Court's website found at http//www.deb.uscourts.gov.


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

                      XII. RECOMMENDATION AND CONCLUSION

                  For all of the reasons set forth in this Disclosure Statement, the Plan Proponents and the Creditors' Committee believe that confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors and the Creditors' Committee urge all holders of Class H-3, O-3, and O-4 Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Voting Agent on or before January 22, 2002 prevailing Eastern Time on the Voting Deadline.


Dated as of:  December 13, 2002
              Minneapolis, Minnesota


                                     DIAMOND BRANDS OPERATING CORP.
                                     (for itself and on behalf of the Debtors)


                                     By:    /s/ Naresh K. Nakra
                                            ---------------------------------
                                     Name:  Naresh K. Nakra
                                     Title: Chairman and Chief Executive Officer

                                  APPENDIX A

                        JOINT PLAN OF REORGANIZATION OF
           DIAMOND BRANDS OPERATING CORP. AND ITS DEBTOR AFFILIATES
                PROPOSED BY THE DEBTORS AND JARDEN CORPORATION

                                  APPENDIX B

                         PREPETITION FINANCIAL RESULTS